UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934
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Dropbox, Inc.
(Name of Registrant as Specified In Its Charter)
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DROPBOX, INC. 1800 OWENS STREET SAN FRANCISCO, CALIFORNIA 94158
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
to be held at 9:00 am Pacific Time on Thursday, May 21, 2020
Dear Stockholders of Dropbox, Inc.:
We cordially invite you to attend the 2020 annual meeting of stockholders (the “Annual Meeting”) of Dropbox, Inc., a Delaware corporation, to be held on May 21, 2020 at 9:00 am Pacific Time. The Annual Meeting will be conducted virtually via live audio webcast. You will be able to attend the Annual Meeting virtually by visiting www.virtualshareholdermeeting.com/DBX2020, where you will be able to listen to the meeting live, submit questions and vote online.
Whether or not you attend the Annual Meeting, it is important that your shares be represented and voted at the meeting. Therefore, we urge you to promptly vote and submit your proxy via the Internet, by telephone or by mail.
We are holding the Annual Meeting for the following purposes, as more fully described in the accompanying proxy statement:
1.	To elect eight directors to serve until the next annual meeting of stockholders and until their successors are duly elected and qualified;
2.	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2020;
3.	To approve, on an advisory basis, the compensation of our named executive officers; and
4.	To transact such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.
Our board of directors has fixed the close of business on March 23, 2020 as the record date for the Annual Meeting. Stockholders of record on March 23, 2020 are entitled to notice of and to vote at the Annual Meeting. Further information regarding voting rights and the matters to be voted upon is presented in the accompanying proxy statement.
The accompanying proxy statement and our annual report can be accessed by visiting: www.proxyvote.com. You will be asked to enter the 16-digit control number located on your proxy card.
YOUR VOTE IS IMPORTANT. Whether or not you plan to attend the Annual Meeting, we urge you to submit your vote via the Internet, telephone, or mail as soon as possible to ensure your shares are represented. For additional instructions on voting by telephone or the Internet, please refer to your proxy card. Returning the proxy does not deprive you of your right to attend the Annual Meeting and to vote your shares at the Annual Meeting.
By order of the Board of Directors,

 Andrew W. Houston
Chief Executive Officer, Co-Founder, and Chairman of the Board
San Francisco, California
April 7, 2020
Dropbox, Inc. Proxy Statement and Notice of 2020 Annual Meeting of Stockholders

GENERAL INFORMATION
DROPBOX, INC.
PROXY STATEMENT
FOR 2020 ANNUAL MEETING OF STOCKHOLDERS
to be held at 9:00 am Pacific Time on Thursday, May 21, 2020
This proxy statement and the enclosed form of proxy are furnished in connection with the solicitation of proxies by our board of directors for use at the 2020 annual meeting of stockholders of Dropbox, Inc., a Delaware corporation, and any postponements, adjournments or continuations thereof (the “Annual Meeting”). The Annual Meeting will be held on Thursday, May 21, 2020 at 9:00 am Pacific Time . The Annual Meeting will be conducted virtually via live audio webcast. You will be able to attend the Annual Meeting virtually by visiting www.virtualshareholdermeeting.com/DBX2020, where you will be able to listen to the meeting live, submit questions and vote online. The Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access this proxy statement and our annual report is first being mailed on or about April 7, 2020 to all stockholders entitled to vote at the Annual Meeting. The proxy materials and our 2019 annual report can be accessed by following the instructions in the Notice.
The information provided in the “question and answer” format below is for your convenience only and is merely a summary of the information contained in this proxy statement. You should read this entire proxy statement carefully. Information contained on, or that can be accessed through, our website is not intended to be incorporated by reference into this proxy statement and references to our website address in this proxy statement are inactive textual references only.
What matters am I voting on?
You are being asked to vote on:
•	the election of eight directors to serve until the next annual meeting of stockholders or until their successors are duly elected and qualified;
•	a proposal to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2020;
•	a proposal to approve, on an advisory basis, the compensation of our named executive officers; and
•	any other business as may properly come before the Annual Meeting.
How does the board of directors recommend I vote on these proposals?
Our board of directors recommends a vote:
•	“FOR” the election of each director nominee named in this proxy statement;
•	“FOR” the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2020; and
•	“FOR” the approval, on an advisory basis, of the compensation of our named executive officers.
How many votes are needed for approval of each proposal?
•
Proposal No. 1: Each director is elected by a plurality of the votes of the shares present virtually or represented by proxy at the meeting and entitled to vote on the election of directors at the Annual Meeting. Abstentions and broker non-votes will have no effect on the outcome of the vote. “Plurality” means that the eight nominees who receive the largest number of votes cast “for” such nominees are elected as directors. As a result, any shares not voted “for” a particular nominee (whether as a result of a withhold vote or a broker non-vote) will not be counted in such nominee’s favor and will have no effect on the outcome of the election. You may vote “For” or “Withhold” on each of the nominees for election as a director.

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GENERAL INFORMATION (continued)

•
Proposal No. 2: The ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2020, requires the affirmative “For” vote of a majority of the voting power of the shares of our common stock present virtually or represented by proxy at the Annual Meeting and entitled to vote thereon to be approved. Abstentions are considered shares present and entitled to vote on this proposal, and thus, will have the same effect as a vote “Against” this proposal. Broker non-votes will have no effect on the outcome of this proposal.

•
Proposal No. 3: The approval, on an advisory basis, of the compensation of our named executive officers requires the affirmative vote of at least a majority of the voting power of our common stock present virtually or represented by proxy at the Annual Meeting and entitled to vote thereon to be approved. You may vote “For,” “Against,” or “Abstain” with respect to this proposal. Abstentions are considered shares present and entitled to vote on this proposal, and thus, will have the same effect as a vote “Against” this proposal. Broker non-votes will have no effect on the outcome of this proposal. Because this proposal is an advisory vote, the result will not be binding on our board of directors or our company. Our board of directors and our compensation committee will consider the outcome of the vote when determining named executive officer compensation.

Who is entitled to vote?
Holders of our Class A and Class B common stock as of the close of business on March 23, 2020, the record date for the Annual Meeting, may vote at the Annual Meeting. As of the record date, there were 277,095,634 shares of our Class A common stock outstanding and 151,306,402 shares of our Class B common stock outstanding. Our Class A common stock and Class B common stock will vote as a single class on all matters described in this proxy statement for which your vote is being solicited. Stockholders are not permitted to cumulate votes with respect to the election of directors. Each share of Class A common stock is entitled to one vote on each proposal and each share of Class B Common Stock is entitled to 10 votes on each proposal. Our Class A common stock and Class B are collectively referred to in this proxy statement as our “common stock.”
Registered Stockholders. If shares of our common stock are registered directly in your name with our transfer agent, Computershare Trust Company, N.A., you are considered the stockholder of record with respect to those shares, and the Notice was provided to you directly by us. As the stockholder of record, you have the right to grant your voting proxy directly to the individuals listed on the proxy card or to vote live at the Annual Meeting. Throughout this proxy statement, we refer to these registered stockholders as “stockholders of record.”
Street Name Stockholders. If shares of our common stock are held on your behalf in a brokerage account or by a bank or other nominee, you are considered to be the beneficial owner of shares that are held in “street name,” and the Notice was forwarded to you by your broker or nominee, who is considered the stockholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker, bank, or other nominee as to how to vote your shares. Beneficial owners are also invited to attend the Annual Meeting. However, since a beneficial owner is not the stockholder of record, you may not vote your shares of our common stock live at the Annual Meeting unless you follow your broker’s procedures for obtaining a legal proxy. If you request a printed copy of our proxy materials by mail, your broker, bank, or other nominee will provide a voting instruction form for you to use. Throughout this proxy statement, we refer to stockholders who hold their shares through a broker, bank, or other nominee as “street name stockholders.”
Are a certain number of shares required to be present at the Annual Meeting?
A quorum is the minimum number of shares required to be present at the Annual Meeting to properly hold an annual meeting of stockholders and conduct business under our amended and restated bylaws and Delaware law. The presence, virtually or by proxy, of a majority of the voting power of all issued and outstanding shares of our common stock entitled to vote at the Annual Meeting will constitute a quorum at the Annual Meeting. Abstentions, withhold votes, and broker non-votes are counted as shares present and entitled to vote for purposes of determining a quorum.
How do I vote?
If you are a stockholder of record, there are five ways to vote:
•
by Internet prior to the Annual Meeting at www.proxyvote.com, 24 hours a day, seven days a week, until 11:59 p.m. Eastern Time on May 20, 2020 for shares held directly and by 11:59 p.m. Eastern Time on May 18, 2020 for shares held in a Plan (have your Notice or proxy card in hand when you visit the website);

•
by toll-free telephone at 1-800-690-6903, until 11:59 p.m. Eastern Time on May 20, 2020 for shares held directly and by 11:59 p.m. Eastern Time on May 18, 2020 for shares held in a Plan (have your Notice or proxy card in hand when you call);

2    Dropbox, Inc. Proxy Statement and Notice of 2020 Annual Meeting of Stockholders

GENERAL INFORMATION (continued)

•	by completing and mailing your proxy card (if you received printed proxy materials); or
•
by attending the Annual Meeting by visiting www.virtualshareholdermeeting.com/DBX2020, where you may vote and submit questions during the meeting (please have your Notice or proxy card in hand when you visit the website).

Even if you plan to attend the Annual Meeting, we recommend that you also vote by proxy so that your vote will be counted if you later decide not to attend the Annual Meeting.
If you are a street name stockholder, you will receive voting instructions from your broker, bank, or other nominee. You must follow the voting instructions provided by your broker, bank, or other nominee in order to direct your broker, bank, or other nominee on how to vote your shares. Street name stockholders should generally be able to vote by returning a voting instruction form, or by telephone or on the Internet. However, the availability of telephone and Internet voting will depend on the voting process of your broker, bank, or other nominee. As discussed above, if you are a street name stockholder, you may not vote your shares live at the Annual Meeting unless you obtain a legal proxy from your broker, bank, or other nominee.
How may my brokerage firm or other intermediary vote my shares if I fail to provide timely directions?
Brokerage firms and other intermediaries holding shares of our common stock in street name for their customers are generally required to vote such shares in the manner directed by their customers. In the absence of timely directions, your broker will have discretion to vote your shares on our sole “routine” matter: the proposal to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2020. Your broker will not have discretion to vote on any other proposals, which are “non-routine” matters, absent direction from you (and failure to provide instructions on these matters will result in a “broker non-vote”).
Can I change my vote?
Yes. If you are a stockholder of record, you can change your vote or revoke your proxy any time before the Annual Meeting by:
•	entering a new vote by Internet or by telephone;
•	completing and returning a later-dated proxy card;
•	notifying the Corporate Secretary of Dropbox, Inc., in writing, at Dropbox, Inc., 1800 Owens Street, San Francisco, California 94158; or
•	attending and voting at the Annual Meeting (although attendance at the Annual Meeting will not, by itself, revoke a proxy).
If you are a street name stockholder, your broker, bank, or other nominee can provide you with instructions on how to change your vote.
What do I need to do to attend the Annual Meeting?
You will be able to attend the Annual Meeting virtually, submit your questions during the meeting and vote your shares electronically at the meeting by visiting www.virtualshareholdermeeting.com/DBX2020. To participate in the Annual Meeting, you will need the control number included on your Notice or proxy card. The Annual Meeting webcast will begin promptly at 9:00 am Pacific Time. We encourage you to access the meeting prior to the start time. Online check-in will begin at 8:45 am Pacific Time, and you should allow ample time for the check-in procedures.
What is the effect of giving a proxy?
Proxies are solicited by and on behalf of our board of directors. Andrew W. Houston and Ajay V. Vashee have been designated as proxy holders by our board of directors. When proxies are properly dated, executed, and returned, the shares represented by such proxies will be voted at the Annual Meeting in accordance with the instructions of the stockholder. If the proxy is dated and signed, but no specific instructions are given, the shares will be voted in accordance with the recommendations of our board of directors as described above. If any matters not described in this proxy statement are properly presented at the Annual Meeting, the proxy holders will use their own judgment to determine how to vote the shares. If the Annual Meeting is adjourned, the proxy holders can vote the shares on the new Annual Meeting date as well, unless you have properly revoked your proxy, as described above.
Why did I receive a Notice of Internet Availability of Proxy Materials instead of a full set of proxy materials?
In accordance with the rules of the Securities and Exchange Commission (“SEC”), we have elected to furnish our proxy materials, including this proxy statement and our annual report, primarily via the Internet. The Notice containing instructions on how to access our proxy materials is first being mailed on or about April 7, 2020 to all stockholders entitled to vote at the Annual Meeting. Stockholders may
Dropbox, Inc. Proxy Statement and Notice of 2020 Annual Meeting of Stockholders     3

GENERAL INFORMATION (continued)

request to receive all future proxy materials in printed form by mail or electronically by e-mail by following the instructions contained in the Notice. We encourage stockholders to take advantage of the availability of our proxy materials on the Internet to help reduce the environmental impact and cost of our annual meetings of stockholders.
How are proxies solicited for the Annual Meeting?
Our board of directors is soliciting proxies for use at the Annual Meeting. All expenses associated with this solicitation will be borne by us. We will reimburse brokers or other nominees for reasonable expenses that they incur in sending our proxy materials to you if a broker, bank, or other nominee holds shares of our common stock on your behalf. In addition, our directors and employees may also solicit proxies by telephone, by electronic communication or by other means of communication. Our directors and employees will not be paid any additional compensation for soliciting proxies.
Where can I find the voting results of the Annual Meeting?
We will announce preliminary voting results at the Annual Meeting. We will also disclose voting results on a Current Report on Form 8-K that we will file with the SEC within four business days after the Annual Meeting. If final voting results are not available to us in time to file a Form 8-K within four business days after the Annual Meeting, we will file a Form 8-K to publish preliminary results and will provide the final results in an amendment to the Form 8-K as soon as they become available.
I share an address with another stockholder, and we received only one paper copy of the proxy materials. How may I obtain an additional copy of the proxy materials?
We have adopted a procedure called “householding,” which the SEC has approved. Under this procedure, we deliver a single copy of the Notice and, if applicable, our proxy materials, to multiple stockholders who share the same address, unless we have received contrary instructions from one or more of such stockholders. This procedure reduces our printing costs, mailing costs and fees. Stockholders who participate in householding will continue to be able to access and receive separate proxy cards. Upon written or oral request, we will deliver promptly a separate copy of the Notice and, if applicable, our proxy materials, to any stockholder at a shared address to which we delivered a single copy of any of these materials. To receive a separate copy, or, if a stockholder is receiving multiple copies, to request that we only send a single copy of the Notice and, if applicable, our proxy materials, such stockholder may contact us at:
Dropbox, Inc.
Attention: Corporate Secretary
1800 Owens Street
San Francisco, California 94158
(415) 857-6800
Street name stockholders may contact their broker, bank, or other nominee to request information about householding.
4    Dropbox, Inc. Proxy Statement and Notice of 2020 Annual Meeting of Stockholders

GENERAL INFORMATION (continued)

What is the deadline to propose actions for consideration at next year’s annual meeting of stockholders or to nominate individuals to serve as directors?
Stockholder Proposals
Stockholders may present proper proposals for inclusion in our proxy statement and for consideration at next year’s annual meeting of stockholders by submitting their proposals in writing to our Corporate Secretary in a timely manner. For a stockholder proposal to be considered for inclusion in our proxy statement for the 2021 annual meeting of stockholders, our Secretary must receive the written proposal at our principal executive offices not later than December 8, 2020. In addition, stockholder proposals must comply with the requirements of Rule 14a-8 regarding the inclusion of stockholder proposals in company-sponsored proxy materials. Stockholder proposals should be addressed to:
Dropbox, Inc.
Attention: Corporate Secretary
1800 Owens Street,
San Francisco, California 94158
(415) 857-6800
Our amended and restated bylaws also establish an advance notice procedure for stockholders who wish to present a proposal before an annual meeting of stockholders but do not intend for the proposal to be included in our proxy statement. Our amended and restated bylaws provide that the only business that may be conducted at an annual meeting of stockholders is business that is (i) specified in our proxy materials with respect to such annual meeting, (ii) otherwise properly brought before such annual meeting by or at the direction of our board of directors, or (iii) properly brought before such meeting by a stockholder of record entitled to vote at such annual meeting who has delivered timely written notice to our Corporate Secretary, which notice must contain the information specified in our amended and restated bylaws. To be timely for the 2021 annual meeting of stockholders, our Corporate Secretary must receive the written notice at our principal executive offices:
•	not earlier than January 22, 2021; and
•	not later than February 21, 2021.
In the event that we hold the 2021 annual meeting of stockholders more than 30 days before or more than 60 days after the one-year anniversary of the Annual Meeting, a notice of a stockholder proposal that is not intended to be included in our proxy statement must be received no earlier than the close of business on the 120th day before the 2021 annual meeting of stockholders and no later than the close of business on the later of the following two dates:
•	the 90th day prior to the 2021 annual meeting of stockholders; or
•	the 10th day following the day on which public announcement of the date of the 2021 annual meeting of stockholders is first made.
If a stockholder who has notified us of his, her, or its intention to present a proposal at an annual meeting of stockholders does not appear to present his, her, or its proposal at such annual meeting, we are not required to present the proposal for a vote at such annual meeting.
Recommendation or Nomination of Director Candidates
Holders of 1% of our fully diluted capitalization for at least 12 months prior to the submission of the recommendation may recommend director candidates for consideration by our nominating and corporate governance committee. Any such recommendations should include the nominee’s name and qualifications for membership on our board of directors and should be directed to our Corporate Secretary or legal department at the address set forth above. For additional information regarding stockholder recommendations for director candidates, see the section titled “Board of Directors and Corporate Governance—Stockholder Recommendations and Nominations to the Board of Directors.”
In addition, our amended and restated bylaws permit stockholders to nominate directors for election at an annual meeting of stockholders. To nominate a director, the stockholder must provide the information required by our amended and restated bylaws. In addition, the stockholder must give timely notice to our Corporate Secretary in accordance with our amended and restated bylaws, which, in general, require that the notice be received by our Corporate Secretary within the time periods described above under the section titled “Stockholder Proposals” for stockholder proposals that are not intended to be included in a proxy statement.
Dropbox, Inc. Proxy Statement and Notice of 2020 Annual Meeting of Stockholders     5

GENERAL INFORMATION (continued)

Availability of Bylaws
A copy of our amended and restated bylaws is available via the SEC’s website at http://www.sec.gov. You may also contact our Corporate Secretary at the address set forth above for a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates.
6    Dropbox, Inc. Proxy Statement and Notice of 2020 Annual Meeting of Stockholders

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE
Our business affairs are managed under the direction of our board of directors. As of March 13, 2020, our board of directors consisted of ten directors, eight of whom qualified as “independent” under the listing standards of the NASDAQ Global Select Market (“Nasdaq”). As previously announced, Margaret C. Whitman will not stand for re-election as a director due to her other professional commitments and demands on her time, and her service on our board of directors will end at the Annual Meeting. Also as previously announced, Arash Ferdowsi resigned as a member of the board and as an officer of the company, effective March 19, 2020. Mr. Ferdowsi will remain at Dropbox to help with the transition until April 10, 2020. We appreciate the valuable contributions that Ms. Whitman and Mr. Ferdowsi have made to the board of directors and to our company over the years.
Until the outstanding shares of our Class B common stock represent less than a majority of the combined voting power of our common stock, we will have a single class of directors who are each elected for one-year terms and until their successors are duly elected and qualified. When the outstanding shares of our Class B common stock represent less than a majority of the combined voting power of our common stock, we will have a classified board of directors consisting of three classes of approximately equal size, each serving staggered three-year terms. Our directors will be assigned by the then-current board of directors to a class.
The following table provides summary information about each of our director nominees and non-continuing directors as of March 13, 2020:
Name	Age	Position	Director Since	Independent
Nominees for Director
Andrew W. Houston	37	Chief Executive Officer, Co-Founder, and Chairman	2007	No
Donald W. Blair(1)(8)(9)	61	Director	2017	Yes
Lisa Campbell(1)(3)	56	Director	2019	Yes
Paul E. Jacobs(3)(10)	57	Director	2016	Yes
Robert J. Mylod, Jr.(2)(5)(8)	53	Director	2014	Yes
Karen Peacock(2)	47	Director	2019	Yes
Condoleezza Rice(4)(6)(9)	65	Director	2014	Yes
R. Bryan Schreier(2)	41	Director	2009	Yes
Non-Continuing Directors
Arash Ferdowsi	34	Co-Founder and Director	2007	No
Margaret C. Whitman(7)(10)	63	Director	2017	Yes
(1)	Member of our audit committee.
(2)	Member of our compensation committee
(3)	Member of our nominating and corporate governance committee
(4)	Lead independent director
(5)	Chair of our audit committee
(6)	Chair of our compensation committee
(7)	Chair of our nominating and corporate governance committee
(8)	On March 27, 2020, Mr. Mylod stepped down as chairperson of the audit committee and the board of directors selected Mr. Blair to succeed Mr. Mylod. Mr. Mylod remains a member of the audit committee.
(9)	On March 27, 2020, Dr. Rice stepped down as lead independent director and the board of directors selected Mr. Blair to succeed Dr. Rice as our lead independent director.
(10)
On March 27, 2020, Ms. Whitman, who will not be standing for re-election as a director at the Annual Meeting, stepped down as chairperson of the nominating and corporate governance committee, and the board of directors selected Dr. Jacobs to succeed Ms. Whitman. Ms. Whitman will remain a member of the nominating and corporate governance committee until the Annual Meeting.

Dropbox, Inc. Proxy Statement and Notice of 2020 Annual Meeting of Stockholders    7

Nominees for Director
Andrew W. Houston. Mr. Houston is one of our co-founders and has served as a member of our board of directors and our Chief Executive Officer since June 2007. Mr. Houston also currently serves as a member of the board of directors of Facebook, Inc. Mr. Houston holds a B.S. in Electrical Engineering and Computer Science from the Massachusetts Institute of Technology. Mr. Houston was selected to serve on our board of directors because of the perspective and experience he brings as our Chief Executive Officer and as one of our co-founders.
Donald W. Blair. Mr. Blair has served as a member of our board of directors since December 2017. From November 1999 to October 2015, Mr. Blair served as Executive Vice President and Chief Financial Officer for NIKE, Inc., or NIKE, a global footwear and apparel company. Prior to joining NIKE, for fifteen years, Mr. Blair served in a number of senior executive-level corporate and operating unit financial assignments for PepsiCo, Inc., or PepsiCo, a food and beverage company, including Chief Financial Officer for PepsiCo Japan (based in Tokyo) and Pepsi-Cola International’s Asia Division (based in Hong Kong). Mr. Blair currently serves as a member of the board of directors for Corning Incorporated, a global manufacturing company. Mr. Blair holds an M.B.A. and a B.S. in Economics from the University of Pennsylvania. Mr. Blair was selected to serve on our board of directors because of his extensive financial expertise, and business management and governance experience.
Lisa Campbell. Ms. Campbell has served as a member of our board of directors since August 2019. Since August 2017, Ms. Campbell has served as Chief Marketing Officer and Senior Vice President of Business Strategy for Autodesk, Inc., or Autodesk, a multinational software corporation that makes software services for the architecture, engineering, construction, manufacturing, media, education, and entertainment industries. From January 2015 to August 2017, Ms. Campbell served as Vice President, Industry Strategy and Marketing – Manufacturing at Autodesk, and she served as its Vice President, Industry Strategy and Marketing – Architecture, Engineering and Construction from February 2012 through January 2015. She has also held other senior positions at Autodesk, including managing its Global eCommerce business and Autodesk.com, and managing its Geospatial Business and infrastructure business. Prior to joining Autodesk in 2003, Ms. Campbell served in executive-level marketing positions at Evolve (now Oracle), Sterling Software Inc., and Digital Equipment Corporation. Ms. Campbell holds an M.B.A. from Babson College and a B.A. in Mathematics and Computer Science from Boston College. She was selected to serve on our board of directors because of her valuable expertise in business, industry, and marketing strategy.
Paul E. Jacobs, Ph.D. Dr. Jacobs has served as a member of our board of directors since April 2016. Since April 2018, Dr. Jacobs has served as Chairman and Chief Executive Officer of XCOM Labs, Inc., a wireless technology company. From March 2014 to March 2018, Dr. Jacobs served as Executive Chairman for Qualcomm Incorporated, a semiconductor and telecommunications equipment company, or Qualcomm. From March 2009 to March 2018, Dr. Jacobs served as Chairman of the board of directors for Qualcomm. From July 2005 to March 2014, Dr. Jacobs served as Chief Executive Officer for Qualcomm. Dr. Jacobs also currently serves as a member of the board of directors for a number of private companies. Dr. Jacobs holds a Ph.D. in Electrical Engineering and Computer Science, an M.S. in Electrical Engineering, and a B.S. in Electrical Engineering and Computer Science from the University of California, Berkeley. Dr. Jacobs was selected to serve on our board of directors because of his extensive business, operations, and management experience.
Robert J. Mylod Jr. Mr. Mylod has served as a member of our board of directors since September 2014. Mr. Mylod served as Managing Partner for Annox Capital Management, a venture capital firm that Mr. Mylod founded, since January 2013. Mr. Mylod served as Head of Worldwide Strategy & Planning and Vice Chairman for Bookings Holdings, Inc. (f/k/a The Priceline Group), an online travel services provider, from January 2009 to March 2011 and as its Chief Financial Officer and Vice Chairman from November 2000 to January 2009. Mr. Mylod currently serves as the Chairman of the board of directors for Redfin Corporation, a real estate company that provides web-based real estate database and brokerage services, and as a member of the board of directors for Bookings Holdings, Inc. and a number of private companies. Mr. Mylod holds an MBA from the University of Chicago Booth School of Business and an A.B. in English from the University of Michigan. Mr. Mylod was selected to serve on our board of directors because of his financial expertise and global business experience.
Karen Peacock. Ms. Peacock has served as a member of our board of directors since August 2019. Since May 2017, Ms. Peacock has served as Chief Operating Officer for Intercom, Inc., or Intercom, a corporation that develops and markets business messaging and communication software. From January 2016 to March 2017, Ms. Peacock served as Senior Vice President, Small Business at Intuit Inc., or Intuit, and from 2014 to January 2016, she served as VP, General Manager of Intuit’s Employee Management Solutions division. Ms. Peacock has also held other senior roles at Intuit, including Vice President of Marketing and Product Management. Prior to joining Intuit in 2002, Ms. Peacock was Director of Product Management at Allegis Corporation and prior to that, was a management consultant with the Boston Consulting Group. Ms. Peacock holds an M.B.A. from the Stanford Graduate School of Business and a B.A. in Applied Mathematics from Harvard University. She was selected to serve on our board of directors because of her valuable expertise in business, industry, and her extensive experience in executive-level operational roles.
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BOARD OF DIRECTORS AND CORPORATE GOVERNANCE (continued)

Condoleezza Rice, Ph.D. Dr. Rice has served as a member of our board of directors since April 2014. Since September 2010, Dr. Rice has served as the Denning Professor of Global Business and the Economy for the Stanford Graduate School of Business. Since March 2009, Dr. Rice has served as a Senior Fellow of Public Policy for the Hoover Institution, Stanford University, as a Senior Fellow for the Freeman Spogli Institute for International Studies, Stanford University, and as a Professor of Political Science for Stanford University. Dr. Rice has served as a partner at RiceHadleyGates LLC, an international strategic consulting firm that Dr. Rice founded, since November 2009. From January 2005 to January 2009, Dr. Rice served as the Secretary of State of the United States of America. From January 2001 to January 2005, Dr. Rice served as Chief National Security Advisor to President George W. Bush. Beginning in 1981, she served in various roles at Stanford University, including serving as Provost from 1993-1999. Dr. Rice previously served as a member of the board of directors of Charles Schwab Corporation, a bank and brokerage firm, Chevron Corporation, a multinational energy corporation, Transamerica Corporation, a life insurance and investment company, and KiOR, Inc., a renewable fuels company. Dr. Rice currently serves as an advisor for a number of other public companies, and as a member of the board directors for a number of private companies, including C3IoT and Makena Capital Management, LLC. Dr. Rice holds a Ph.D. in Political Science from the University of Denver, an M.A. in Political Science from the University of Notre Dame and a B.A. in Political Science from the University of Denver. Dr. Rice was selected to serve on our board of directors because of her deep global expertise and business experience from her prior roles as a director of multiple public companies and her background in policymaking, education, and innovation.
R. Bryan Schreier. Mr. Schreier has served as a member of our board of directors since July 2009. Since March 2008, Mr. Schreier has served as a partner for Sequoia Capital, a venture capital firm. Mr. Schreier currently serves as a member of the board of directors for a number of private companies, including Clever, Domino Data Lab, Front, Hearsay Systems, Thumbtack, and Zūm. He previously served on the board of directors of Qualtrics until it was acquired by SAP in January 2019. Mr. Schreier holds a B.A. in Computer Science from Princeton University. Mr. Schreier was selected to serve on our board of directors because of his financial and managerial experience.
Non-Continuing Directors
Arash Ferdowsi. Mr. Ferdowsi is one of our co-founders and has served as a member of our board of directors since June 2007. From June 2007 to October 2016, Mr. Ferdowsi served as our chief technology officer. Mr. Ferdowsi attended the Massachusetts Institute of Technology. Mr. Ferdowsi was selected to serve on our board of directors because of the perspective and experience he brings as one of our co-founders.
Margaret C. Whitman. Ms. Whitman has served as a member of our board of directors since September 2017. Since March 2018, Ms. Whitman has served as Chief Executive Officer for Quibi, Inc., a mobile media company. From June 2017 to February 2018, Ms. Whitman served as Chief Executive Officer for Hewlett Packard Enterprise Company, or HPE, a multinational enterprise information technology company, and as its President and Chief Executive Officer from November 2015 to June 2017. From July 2014 to November 2015, Ms. Whitman served as President, Chief Executive Officer, and Chairman for Hewlett-Packard Company (now known as HP Inc.), the former parent of HPE, and as its President and Chief Executive Officer from September 2011 to November 2015. Prior to joining HP Inc., Ms. Whitman was the Republican Party’s nominee for the 2010 gubernatorial race in California. From March 2011 to September 2011, Ms. Whitman served as a part-time strategic advisor to Kleiner Perkins Caufield & Byers, a private equity firm. From 1998 to 2008, Ms. Whitman served as President and Chief Executive Officer of eBay Inc., an online marketplace and payments company. Ms. Whitman also currently serves as a member of the board of directors for The Procter & Gamble Company, a consumer goods company. Ms. Whitman previously served as a member of the board of directors for HPE, as well as HP Inc., DXC Technology Company, an information technology and consulting services company, and for a number of private companies. Ms. Whitman holds an M.B.A. from Harvard Business School and an A.B. in Economics from Princeton University. Ms. Whitman was selected to serve on our board of directors because of her extensive leadership, strategy, risk management, and consumer industry experience.
Director Independence
Under the listing rules of Nasdaq, independent directors must comprise a majority of a listed company’s board of directors. In addition, Nasdaq rules require that, subject to specified exceptions, each member of a listed company’s audit, compensation, and nominating and corporate governance committees be independent. Under Nasdaq rules, a director will only qualify as an “independent director” if, in the opinion of the company’s board of directors, the director does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.
Our board of directors has undertaken a review of the independence of each director. Based on information provided by each director concerning his or her background, employment, and affiliations, our board of directors has determined that Drs. Rice and Jacobs,
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BOARD OF DIRECTORS AND CORPORATE GOVERNANCE (continued)

Messrs. Blair, Mylod, and Schreier, and Mss. Campbell, Peacock and Whitman do not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is “independent” as that term is defined under Nasdaq listing rules. In making these determinations, our board of directors considered the current and prior relationships that each non-employee director has with our company and all other facts and circumstances our board of directors deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director, and the transactions involving them described in the section titled “Certain Relationships and Related Party Transactions.”
Board Leadership Structure and Role of the Lead Independent Director
Mr. Houston currently serves as both the chairman of our board of directors and as our chief executive officer. As our co-founder, Mr. Houston is best positioned to identify strategic priorities, lead critical discussion, and execute our business plans.
Our board of directors has adopted Corporate Governance Guidelines that provide that one of our independent directors should serve as our lead independent director at any time when the chairman of our board of directors is not independent, including when our chief executive officer serves as the chairman of our board of directors. Because Mr. Houston is our chairman and is not an “independent” director as defined in Nasdaq’s listing standards, our board of directors previously appointed Dr. Rice to serve as our lead independent director in June 2018. On March 27, 2020, Dr. Rice stepped down as lead independent director and our board of directors selected Mr. Blair to succeed Dr. Rice. Dr. Rice remains a member of our board, and will continue to serve as chairperson of our compensation committee. The board of directors considered Mr. Blair’s demonstrated leadership during his tenure as a member of the board and also his contributions as a member of the audit committee, and believes that Mr. Blair’s ability to act as a strong lead independent director provides balance in our leadership structure and will be in the best interest of Dropbox and its stockholders. As our lead independent director, Mr. Blair will preside over periodic meetings of our independent directors, serve as a liaison between Mr. Houston and our independent directors, and perform such additional duties as our board of directors may otherwise determine and delegate.
Only independent directors serve on the audit committee, the compensation committee, and the nominating and corporate governance committee of our board of directors. Our independent directors meet at least quarterly in executive sessions chaired by the lead independent director, which include discussions and recommendations regarding guidance to be provided to the chief executive officer, and such topics as the independent directors may determine.
As a result of the board of directors’ committee system and the existence of a majority of independent directors, the board of directors believes it maintains effective oversight of our business operations, including independent oversight of our financial statements, executive compensation, selection of director candidates, and corporate governance programs. We believe that the leadership structure of our board of directors, including Mr. Blair’s role as lead independent director, as well as the strong independent committees of our board of directors is appropriate and enhances our board of directors’ ability to effectively carry out its roles and responsibilities on behalf of our stockholders, while Mr. Houston’s combined role enables strong leadership, creates clear accountability and enhances our ability to communicate our message and strategy clearly and consistently to stockholders.
10    Dropbox, Inc. Proxy Statement and Notice of 2020 Annual Meeting of Stockholders

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE (continued)

Board Committees
Our board of directors has established an audit committee, a compensation committee, and a nominating and corporate governance committee. The composition and responsibilities of each of the committees of our board of directors is described below. Members will serve on these committees until their resignation or until as otherwise determined by our board of directors.
Audit Committee
Our audit committee consists of Messrs. Blair and Mylod, and Ms. Campbell, with Mr. Blair serving as chairperson. Ms. Whitman served as a member of our audit committee until February 2019, and Mr. Schreier served as a member of our audit committee from February 2019 until August 2019. In August 2019, Ms. Campbell was appointed to the audit committee, replacing Mr. Schreier. In March 2020, Mr. Mylod stepped down as chairperson of the audit committee and the board of directors selected Mr. Blair to serve as chairperson, replacing Mr. Mylod, who remains a member of the audit committee. Each of the members of the audit committee meets the requirements for independence of audit committee members under Nasdaq listing standards and SEC rules and regulations and also meets the financial literacy and sophistication requirements of the Nasdaq listing standards. Our board of directors has determined that Messrs. Blair and Mylod are audit committee financial experts within the meaning of Item 407(d) of Regulation S-K. Our audit committee is responsible for, among other things:
•	selecting a qualified firm to serve as the independent registered public accounting firm to audit our financial statements;
•	helping to ensure the independence and overseeing performance of the independent registered public accounting firm;
•
reviewing and discussing the scope and results of the audit with the independent registered public accounting firm, and reviewing, with management and the independent registered public accounting firm, our interim and year-end operating results;

•	reviewing our financial statements and our critical accounting policies and estimates;
•	overseeing and monitoring the integrity of our financial statements and our compliance with legal and regulatory requirements as they relate to financial statements or accounting matters;
•	reviewing the design, implementation, adequacy, and effectiveness of our internal controls;
•	developing procedures for employees to submit concerns anonymously about questionable accounting, internal accounting controls, or audit matters;
•	overseeing management’s assessment and mitigation of enterprise risks;
•	overseeing compliance with our code of business conduct and ethics;
•	reviewing and approving related party transactions; and
•	pre-approving all audit and all permissible non-audit services to be performed by the independent registered public accounting firm.
Our audit committee operates under a written charter that satisfies the applicable rules and regulations of the SEC and the listing standards of Nasdaq. A copy of the charter for our audit committee is available on our website at investors.dropbox.com. During 2019, our audit committee held seven meetings.
Compensation Committee
Our compensation committee consists of Dr. Rice, Ms. Peacock and Messrs. Mylod and Schreier, with Dr. Rice serving as chairperson. In August 2019, Ms. Peacock was appointed to the compensation committee. Each member of the compensation committee meets the requirements for independence for compensation committee members under the listing standards of Nasdaq. Each member of our compensation committee is also a non-employee director, as defined pursuant to Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended (“Exchange Act”), or Rule 16b-3. Our compensation committee is responsible for, among other things:
•	reviewing, approving, and determining, or making recommendations to our board of directors regarding, the compensation of our executive officers, including our chief executive officer;
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BOARD OF DIRECTORS AND CORPORATE GOVERNANCE (continued)

•	administering our equity compensation plans;
•	reviewing, approving, and administering incentive compensation and equity compensation plans;
•	reviewing and approving our overall compensation philosophy; and
•	making recommendations regarding non-employee director compensation to our full board of directors.
Our compensation committee operates under a written charter that satisfies the applicable rules and regulations of the SEC and the listing standards of Nasdaq. A copy of the charter for our compensation committee is available on our website at investors.dropbox.com. During 2019, our compensation committee held five meetings.
Nominating and Corporate Governance Committee
Our nominating and corporate governance committee consists of Mss. Campbell and Whitman and Dr. Jacobs, with Dr. Jacobs serving as chairperson. In February 2020, Ms. Campbell was appointed to the nominating and corporate governance committee. In March 2020, Ms. Whitman, who will not be standing for re-election as a director at the Annual Meeting, stepped down as chairperson of the nominating and corporate governance committee, and the board of directors selected Dr. Jacobs to succeed Ms. Whitman. Ms. Whitman will remain a member of the nominating and corporate governance committee until the Annual Meeting. Each member of the nominating and corporate governance committee meets the requirements for independence under the listing standards of Nasdaq. Our nominating and corporate governance committee is responsible for, among other things:
•	identifying, evaluating, and selecting, or making recommendations to our board of directors regarding nominees for election to our board of directors and its committees;
•	overseeing the evaluation of the performance of our board of directors and of individual directors;
•	considering and making recommendations to our board of directors regarding the composition of our board of directors and its committees;
•	overseeing our corporate governance practices;
•	contributing to succession planning; and
•	developing and making recommendations to our board of directors regarding corporate governance guidelines and matters.
Our nominating and corporate governance committee operates under a written charter that satisfies the applicable Nasdaq listing standards. A copy of the charter for our nominating and corporate governance committee is available on our website at investors.dropbox.com. During 2019, our nominating and corporate governance committee held four meetings.
Attendance at Board and Stockholder Meetings
During our fiscal year ended December 31, 2019, our board of directors held eight meetings (including regularly scheduled and special meetings), and each director attended at least 75% of the aggregate of (i) the total number of meetings of our board of directors held during the period for which he or she has been a director and (ii) the total number of meetings held by all committees of our board of directors on which he or she served during the periods that he or she served.
Although we do not have a formal policy regarding attendance by members of our board of directors at annual meetings of stockholders, we strongly encourage, but do not require, our directors to attend. All directors who then served on the board attended our 2019 annual meeting of our stockholders.
Compensation Committee Interlocks and Insider Participation
None of the members of our compensation committee is or has been an officer or employee of our company. None of our executive officers currently serves, or in the past year has served, as a member of the board of directors or compensation committee (or other board committee performing equivalent functions) of any entity that has one or more of its executive officers serving on our board of directors or compensation committee.
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BOARD OF DIRECTORS AND CORPORATE GOVERNANCE (continued)

Considerations in Evaluating Director Nominees
Our nominating and corporate governance committee uses a variety of methods, including engaging the services of outside consultants and search firms, to identify and evaluate director nominees. In its evaluation of director candidates, our nominating and corporate governance committee considers the current size and composition, organization, and governance of our board of directors and the needs of our board of directors and the respective committees of our board of directors. Some of the qualifications that our nominating and corporate governance committee considers include, without limitation, issues of character, integrity, judgment, business experience, and diversity, and with respect to diversity, such factors as gender, race, ethnicity, differences in professional background, education, skill and other individual qualities and attributes that contribute to the total mix of viewpoints and experience represented on the board of directors, potential conflicts of interest and other commitments. Nominees must also have the highest personal and professional ethics and the ability to offer advice and guidance to our chief executive officer and other members of management based on proven achievement and leadership in the companies or institutions with which they are affiliated. Director candidates must understand the fiduciary responsibilities that are required of a member of our board of directors and have sufficient time available, in the judgment of our nominating and corporate governance committee, to perform all board of director and applicable committee responsibilities. Members of our board of directors are expected to prepare for, attend, and participate in all board of directors and applicable committee meetings. Our nominating and corporate governance committee may also consider such other factors as it may deem, from time to time, are in our and our stockholders’ best interests.
The nominating and corporate governance committee considers the suitability of each director candidate, including current directors, in light of the current size and composition of our board. Although we do not maintain a specific policy with respect to board diversity, our board of directors believes that our board of directors should be a diverse body, and our nominating and corporate governance committee considers a broad range of backgrounds and experiences. In making determinations regarding nominations of directors, our nominating and corporate governance committee may take into account the benefits of diverse viewpoints. After completing its review and evaluation of director candidates, including incumbent directors, our nominating and corporate governance committee recommends to our full board of directors the director nominees for selection.
Our board of directors conducts an annual evaluation of the performance of individual directors, the board as a whole, and each of the board’s standing committees, including an evaluation of the qualifications of individual members of the board and its committees. The evaluation is conducted via oral interviews by our lead independent director in close partnership with our in-house legal team, using as a basis for discussion a list of questions that are provided to each director in advance. The results of the evaluation and any recommendations for improvement are provided orally to our board of directors and the other standing committees of the board either by the lead independent director or a member of our in-house legal team.
Stockholder Recommendations and Nominations to the Board of Directors
Our nominating and corporate governance committee will consider director candidates recommended by stockholders holding at least one percent (1%) of the fully diluted capitalization of Dropbox, Inc. continuously for at least 12 months prior to the date of the submission of the recommendation, so long as such recommendations comply with our amended and restated certificate of incorporation, amended and restated bylaws, and applicable laws, rules and regulations, including those promulgated by the SEC. Our nominating and corporate governance committee will evaluate such recommendations in accordance with its charter, our amended and restated bylaws and our policies and procedures for director candidates, as well as the regular director nominee criteria described above. This process is designed to ensure that our board of directors includes members with diverse backgrounds, skills, and experience, including appropriate financial and other expertise relevant to our business. Eligible stockholders wishing to recommend a candidate for nomination should contact our Corporate Secretary or legal department in writing. Such recommendations must include information about the candidate, a statement of support by the recommending stockholder, evidence of the recommending stockholder’s ownership of our capital stock, a signed letter from the candidate confirming willingness to serve on our board of directors and any additional information required by our amended and restated bylaws. Our nominating and corporate governance committee has discretion to decide which individuals to recommend for nomination as directors.
Under our amended and restated bylaws, stockholders may also directly nominate persons for our board of directors. Any nomination must comply with the requirements set forth in our amended and restated bylaws and should be sent in writing to our Corporate
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Secretary at Dropbox, Inc., 1800 Owens Street San Francisco, California 94158. To be timely for the 2021 annual meeting of stockholders, nominations must be received by our Secretary observing the same deadlines for stockholder proposals discussed above under “What is the deadline to propose actions for consideration at next year’s annual meeting of stockholders or to nominate individuals to serve as directors? – Stockholder Proposals.”
Communications with the Board of Directors
Interested parties wishing to communicate with non-management members of our board of directors may do so by writing and mailing the correspondence to our Corporate Secretary at Dropbox, Inc., 1800 Owens Street, San Francisco, California 94158. Each communication should set forth (i) the name and address of the stockholder, as it appears on our books, and if the shares of our common stock are held by a broker, bank or nominee, the name and address of the beneficial owner of such shares, and (ii) the class and number of shares of our common stock that are owned of record by the record holder and beneficially by the beneficial owner.
Our Corporate Secretary or legal department, in consultation with appropriate members of our board of directors as necessary, will review all incoming communications and, if appropriate, such communications will be forwarded to the appropriate member or members of our board of directors, or if none are specified, to the chairman of our board of directors.
This procedure does not apply to (i) communications to non-management directors from our officers or directors who are stockholders or (ii) stockholder proposals submitted pursuant to Rule 14a-8 under the Exchange Act, which are discussed further in the section titled “What is the deadline to propose actions for consideration at next year’s annual meeting of stockholders or to nominate individuals to serve as directors?—Stockholder Proposals” described above in this proxy statement.
Corporate Governance Guidelines and Code of Business Conduct and Ethics
Our board of directors has adopted Corporate Governance Guidelines that address items such as the qualifications and responsibilities of our directors and director candidates, including independence standards, and corporate governance policies and standards applicable to us in general. In addition, our board of directors has adopted a Code of Business Conduct and Ethics that applies to all of our employees, officers and directors, including our Chief Executive Officer, Chief Financial Officer and other executive and senior financial officers. The full text of our Corporate Governance Guidelines and our Code of Business Conduct and Ethics is posted on our website at investors.dropbox.com. We will post amendments to our Code of Business Conduct and Ethics or any waivers of our Code of Business Conduct and Ethics for directors and executive officers on the same website or in filings under the Exchange Act.
Role of Board in Risk Oversight Process
Risk is inherent with every business, and we face a number of risks, including strategic, financial, business and operational, legal and compliance, and reputational, in the pursuit and achievement of our strategic objectives. We have designed and implemented processes to manage risk in our operations. Management is responsible for the day-to-day oversight and management of strategic, operational, legal and compliance, cybersecurity, and financial risks, while our board of directors, as a whole and assisted by its committees, has responsibility for the oversight of our risk management framework, which is designed to identify, assess, and manage risks to which our company is exposed, as well as to foster a corporate culture of integrity. Consistent with this approach, our board regularly reviews our strategic and operational risks in the context of discussions with management, question and answer sessions, and reports from the management team at each regular board meeting. Our board also receives regular reports on all significant committee activities at each regular board meeting, and evaluates the risks inherent in significant transactions.
In addition, our board has tasked designated standing committees with oversight of certain categories of risk management. Our audit committee assists our board in fulfilling its oversight responsibilities with respect to risk management in the areas of internal control over financial reporting and disclosure controls and procedures, legal and regulatory compliance. The audit committee further oversees our initiatives related to cybersecurity, including prevention and monitoring, as well as oversight of our enterprise-risk management program. Our audit committee also, among other things, discusses with management and the independent auditor guidelines and policies with respect to risk assessment and risk management. Our compensation committee assesses risks relating to our executive compensation plans and arrangements, and whether our compensation policies and programs have the potential to encourage excessive risk-taking. Our nominating and corporate governance committee assesses risks relating to our corporate governance practices, the independence of the board, and potential conflicts of interest. These committees provide regular reports on our risk management efforts to the full board.
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BOARD OF DIRECTORS AND CORPORATE GOVERNANCE (continued)

Our board of director believes its current leadership structure supports the risk oversight function of the board.
Director Compensation
In connection with our initial public offering, we adopted a compensation policy for our non-employee directors. Under this director compensation policy, each non-employee director receives the cash and equity compensation for board services described below. We also reimburse our non-employee directors for reasonable, customary, and documented travel expenses to board meetings. The director compensation policy was developed in consultation with Compensia, Inc., or Compensia, an independent national compensation consulting firm. Compensia provided recommendations and competitive non-employee director compensation data and analyses. We considered and discussed these recommendations and data, and considered the specific duties and committee responsibilities of particular directors. We adopted Compensia’s recommendations when we approved the director compensation policy, which we believe provides our non-employee directors with reasonable and appropriate compensation that is commensurate with the services they provide and competitive with compensation paid by our peer group companies to their non-employee directors. Compensia also advised on the subsequent decrease in equity compensation described below.
The director compensation policy includes a maximum annual limit of $1,200,000 of cash compensation and equity awards that may be paid, issued, or granted to a non-employee director in any fiscal year. For purposes of this limitation, the value of equity awards is based on the grant date fair value (determined in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”). Any cash compensation paid or equity awards granted to a person for his or her services as an employee, or for his or her services as a consultant (other than as a non-employee director), will not count for purposes of the limitation. The maximum limit does not reflect the intended size of any potential compensation or equity awards to our non-employee directors.
Equity Compensation
Initial Award. Each person who first becomes a non-employee director receives, on the first trading date or after the date on which the person first becomes a non-employee director, an initial award of restricted stock units (“RSUs”), or the Initial Award. The Initial Award covers a number of shares of our Class A common stock having a grant date fair value (determined in accordance with GAAP) equal to $300,000 (the “Initial Award Value”) multiplied by the fraction obtained by dividing (a) the number of full months during the period beginning on the date the person first becomes a non-employee director and ending on the one-year anniversary of the date of the then-most recent annual meeting of the company’s stockholders, or the Initial Award Vesting Period by (b) 12, rounded to the nearest whole share. In December 2019, we amended our director compensation policy to decrease the Initial Award Value from $300,000 to $250,000. The Initial Award vests on the last day of the Initial Award Vesting Period or, if earlier, on the day before the annual meeting of our stockholders that follows the grant date of the Initial Award, subject to the non-employee director continuing to provide services to us through the applicable vesting date. If the person was a member of the board of directors and also an employee, becoming a non-employee director due to termination of employment will not entitle the non-employee director to an Initial Award.
Annual Award. Each non-employee director will automatically receive, on the date of each annual meeting of stockholders following the effective date of the policy, an annual award of RSUs, each of which we refer to as an Annual Award, covering a number of shares of our Class A common stock having a grant date fair value (determined in accordance with GAAP) of $300,000, rounded to the nearest whole share. In December 2019, we amended our director compensation policy to lower the Annual Award amount to cover a number of shares of our Class A common stock with a grant date fair value of $250,000.The Annual Award will vest on the one-year anniversary of the grant date of the Annual Award or, if earlier, the day before our annual meeting of stockholders that follows the grant date of the Annual Award, subject to the non-employee director continuing to provide services to us through the applicable vesting date.
Each non-employee director may elect to defer the delivery of the settlement of any Initial Award or Annual Award that would otherwise be delivered to such non-employee director on or following the date such award vests pursuant to the terms of a deferral election such non-employee director makes in accordance with the policy.
In the event of a “change in control” (as defined in our 2018 Equity Incentive Plan), each non-employee director will fully vest in his or her outstanding company equity awards, including any Initial Award or Annual Award, provided that the non-employee director continues to be a non-employee director through such date.
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Cash Compensation
Under our director compensation policy, each non-employee director is paid an annual cash retainer of $50,000, which is paid quarterly in arrears on a prorated basis. There are no per-meeting attendance fees for attending board meetings.
Under the policy in fiscal 2019, each non-employee director was entitled to receive the following cash compensation for their additional services:
•	$35,000 per year for service as a lead independent director;
•	$30,000 per year for service as chair of the audit committee;
•	$12,500 per year for service as a member of the audit committee;
•	$20,000 per year for service as chair of the compensation committee;
•	$10,000 per year for service as a member of the compensation committee;
•	$15,000 per year for service as chair of the nominating and corporate governance committee; and
•	$5,000 per year for service as a member of the nominating and corporate governance committee.
Directors who serve as the chair of a committee will receive only the annual fee as the chair of the committee and not any additional fees for serving as a member of that committee.
2019 Compensation
The following table provides information regarding compensation of our non-employee directors for service as directors, for the year ended December 31, 2019. Directors who are also our employees receive no additional compensation for their service as directors. During 2019, Messrs. Houston and Ferdowsi were employees and executive officers of the Company and therefore, did not receive compensation as directors. See “Executive Compensation” for additional information regarding Mr. Houston’s compensation. Mr. Ferdowsi was not a named executive officer in 2019.
Name	Fees Paid or Earned in Cash($)	Stock Awards($)(1)(2)	All Other Compensation	Total($)
Lisa Campbell(3)	22,249	225,001	—	247,250
Donald W. Blair	62,500	300,003	—	362,503
Paul E. Jacobs	55,000	300,003	—	355,003
Robert J. Mylod, Jr.	90,000	300,003	—	390,003
Karen Peacock(3)	21,359	225,001	—	246,360
Condoleezza Rice	105,000	300,003	—	405,003
R. Bryan Schreier	66,522	300,003	—	366,525
Margaret C. Whitman	66,563	300,003	—	366,566
(1)
Amounts shown do not reflect compensation actually received by the director, and there can be no assurance that these amounts will ever be realized by the non-employee directors. Instead, the amount shown is the grant date fair value of the RSU awards granted in fiscal 2019 computed in accordance with ASC Topic 718 — Compensation — Stock Compensation (“ASC Topic 718”), disregarding forfeiture assumptions.

(2)
100% of the shares of our Class A common stock underlying the RSUs vest on May 23, 2020 or the day before the next annual meeting of our stockholders, if earlier, subject to the director’s continued service with us. See “Director Compensation—Equity Compensation” above.

(3)
Mss. Campbell and Peacock joined our board of directors in August 2019, and therefore their respective fees and equity awards set forth in the table above were prorated for the portion of 2019 in which they served as directors.

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BOARD OF DIRECTORS AND CORPORATE GOVERNANCE (continued)

The following table lists all outstanding equity awards held by non-employee directors as of December 31, 2019:
Name	Date of Grant(1)	Number of Shares Underlying Unvested Stock Awards
Lisa Campbell	8/23/2019(2)	12,669
Donald W. Blair	5/23/2019	13,298
Paul E. Jacobs	5/23/2019	13,298
Robert J. Mylod, Jr.	5/23/2019	13,298
Karen Peacock	8/23/2019(2)	12,669
Condoleezza Rice	5/23/2019	13,298
R. Bryan Schreier	5/23/2019	13,298
Margaret C. Whitman	5/23/2019	13,298
(1)
100% of the shares of our Class A common stock underlying the RSUs vest on May 23, 2020 or the day before the next annual meeting of our stockholders, if earlier, subject to the director’s continued service with us. See “Director Compensation—Equity Compensation” above.

(2)
Mss. Campbell and Peacock joined our board of directors in August 2019, and therefore their respective equity awards set forth in the table above were prorated for the portion of 2019 in which they served as directors.

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PROPOSAL NO. 1—ELECTION OF DIRECTORS
As of March 13, 2020, our board of directors consisted of ten directors. On August 23, 2019, the board of directors increased the size of the board from eight directors to ten directors and appointed Lisa Campbell and Karen Peacock to fill the vacancies created by the increase in the size of the board. As previously noted, Ms. Whitman has notified the board of directors that she will not stand for reelection at the Annual Meeting and will no longer serve on our board of directors following the Annual Meeting, and Mr. Ferdowsi has resigned as a member of the board and as an officer of the company, effective March 19, 2020. Accordingly, following the Annual Meeting, our board of directors will consist of eight directors. Until the outstanding shares of our Class B common stock represent less than a majority of the combined voting power of our common stock, we will have a single class of directors with each director elected for a one-year term and until their successor is duly elected and qualified, or until their earlier resignation or removal.
Nominees
Our nominating and corporate governance committee has recommended, and our board of directors has approved, Andrew W. Houston, Lisa Campbell, Donald W. Blair, Paul E. Jacobs, Robert J. Mylod, Jr., Karen Peacock, Condoleezza Rice and R. Bryan Schreier as nominees for election as directors at the Annual Meeting. If elected, each of Drs. Rice and Jacobs, Messrs. Houston, Blair, Mylod, and Schreier, and Mss. Campbell and Peacock will serve as directors until the 2021 annual meeting of stockholders and until their successors are duly elected and qualified. Each of the nominees is currently a director of our company. For information concerning the nominees, please see “Board of Directors and Corporate Governance.” We expect that each of Drs. Rice and Jacobs, Messrs. Houston, Blair, Mylod, and Schreier, and Mss. Campbell and Peacock will accept such nomination; however, in the event that a director nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee designated by our board of directors to fill such vacancy.
If you are a stockholder of record and you sign your proxy card or vote by telephone or over the Internet but do not give instructions with respect to the voting of directors, your shares will be voted “FOR” the election of Drs. Rice and Jacobs, Messrs. Houston, Blair, Mylod, and Schreier, and Mss. Campbell and Peacock. If you are a street name stockholder and you do not give voting instructions to your broker or nominee, your broker will leave your shares unvoted on this matter.
Vote Required
Each director is elected by a plurality of the votes of the shares present virtually or represented by proxy at the meeting and entitled to vote on the election of directors at the Annual Meeting. “Plurality” means that the eight nominees who receive the largest number of votes cast “For” such nominees are elected as directors. As a result, any shares not voted “For” a particular nominee (whether as a result of a withhold vote or a broker non-vote) will not be counted in such nominee’s favor and will have no effect on the outcome of the election.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE NOMINEES NAMED ABOVE.
18    Dropbox, Inc. Proxy Statement and Notice of 2020 Annual Meeting of Stockholders

PROPOSAL NO. 2—RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Our audit committee has appointed Ernst & Young LLP, an independent registered public accounting firm, to audit our consolidated financial statements for our fiscal year ending December 31, 2020. Ernst & Young LLP has served as our independent registered public accounting firm since 2013.
At the Annual Meeting, our stockholders are being asked to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2020. Our audit committee is submitting the appointment of Ernst & Young LLP to our stockholders because we value our stockholders’ views on our independent registered public accounting firm and as a matter of good corporate governance. Notwithstanding the appointment of Ernst & Young LLP, and even if our stockholders ratify the appointment, our audit committee, in its discretion, may appoint another independent registered public accounting firm at any time during our fiscal year if our audit committee believes that such a change would be in the best interests of our company and our stockholders. If our stockholders do not ratify the appointment of Ernst & Young LLP, our board of directors may reconsider the appointment. Representatives of Ernst & Young LLP will be present at the Annual Meeting, and they will have an opportunity to make a statement and will be available to respond to appropriate questions from our stockholders.
Fees Paid to the Independent Registered Public Accounting Firm
The following table presents fees for professional audit services and other services rendered to our company by Ernst & Young LLP for our fiscal years ended December 31, 2019 and 2018.
	2019	2018
Audit Fees(1)	$3,203,000	$2,749,000
Audit-Related Fees(2)	$571,000	$856,000
Tax Fees(3)	$321,000	$81,000
All Other Fees(4)	$6,000	$2,950
Total Fees	$4,101,000	$3,688,950
(1)
Consists of fees billed for professional services rendered in connection with the audit of our consolidated financial statements, audit of our internal controls over financial reporting, reviews of our quarterly consolidated financial statements, related accounting consultations, and statutory audits of our international subsidiaries. This category also includes fees for services incurred in connection with our initial public offering.

(2)
Consists of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements, audit of our internal controls over financial reporting, and not reported under “Audit Fees”. For fiscal 2018 and fiscal 2019, this includes fees for professional services with respect to the Statement on Standards for Attestation Engagements (SSAE) No. 16 and other service organization control related examinations, certifications, and assessments, as well as due diligence services related to mergers and acquisitions. Fiscal 2018 also includes fees for services in connection with preparation for compliance with Section 404 of the Sarbanes-Oxley Act of 2002.

(3)	Tax Fees consist of fees for professional services for domestic and international tax advisory services.
(4)
Consists of aggregate fees billed for products and services provided by the independent registered public accounting firm other than those disclosed above, which relate to subscription fees paid for access to online accounting research software applications.

Dropbox, Inc. Proxy Statement and Notice of 2020 Annual Meeting of Stockholders    19

PROPOSAL NO. 2—RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM (continued)

Auditor Independence
In our fiscal year ended December 31, 2019, there were no other professional services provided by Ernst & Young LLP, other than those listed above, that would have required our audit committee to consider their compatibility with maintaining the independence of Ernst & Young LLP.
Audit Committee Policy on Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm
Our audit committee has established a policy governing our use of the services of our independent registered public accounting firm. Under this policy, our audit committee is required to pre-approve all services performed by our independent registered public accounting firm in order to ensure that the provision of such services does not impair the public accountants’ independence. All services provided by Ernst & Young LLP for our fiscal years ended December 31, 2018 and 2019 were pre-approved by our audit committee.
Vote Required
The ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2020 requires the affirmative vote of a majority of the voting power of the shares of our common stock present virtually or by proxy at the Annual Meeting and entitled to vote thereon. Abstentions will have the effect of a vote against this proposal, and broker non-votes will have no effect.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.
20    Dropbox, Inc. Proxy Statement and Notice of 2020 Annual Meeting of Stockholders

REPORT OF THE AUDIT COMMITTEE
The audit committee is a committee of the board of directors comprised solely of independent directors as required by Nasdaq listing standards and SEC rules and regulations. The composition of the audit committee, the attributes of its members and the responsibilities of the audit committee, as reflected in its charter, are intended to be in accordance with applicable requirements for corporate audit committees. With respect to Dropbox’s financial reporting process, Dropbox’s management is responsible for (1) establishing and maintaining internal controls and (2) preparing Dropbox’s consolidated financial statements. Dropbox’s independent registered public accounting firm, Ernst & Young LLP (“Ernst & Young”), is responsible for performing an independent audit of Dropbox’s consolidated financial statements and the effectiveness of the Company’s internal control over financial reporting. It is the responsibility of the audit committee to oversee these activities. It is not the responsibility of the audit committee to prepare Dropbox’s financial statements. These are the fundamental responsibilities of management. In the performance of its oversight function, the audit committee has:
•	reviewed and discussed the audited consolidated financial statements with management and Ernst & Young;
•
discussed with Ernst & Young the matters required to be discussed by Auditing Standards No. 1301, “Communications with Audit Committees” issued by the Public Company Accounting Oversight Board (“PCAOB”); and

•
received the written disclosures and the letter from Ernst & Young required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the audit committee concerning independence, and has discussed with Ernst & Young its independence.

Based on the audit committee’s review and discussions with management and Ernst & Young, the audit committee recommended to the board of directors that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2019 for filing with the SEC.
Respectfully submitted by the members of the audit committee of the board of directors:
Donald W. Blair (Chair)
Robert J. Mylod, Jr.
Lisa Campbell
This report of the audit committee is required by the SEC and, in accordance with the SEC’s rules, will not be deemed to be part of or incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended (“Securities Act”), or under the Exchange Act, except to the extent that we specifically incorporate this information by reference, and will not otherwise be deemed “soliciting material” or “filed” under either the Securities Act or the Exchange Act.
Dropbox, Inc. Proxy Statement and Notice of 2020 Annual Meeting of Stockholders    21

PROPOSAL NO. 3—ADVISORY VOTE ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS
In accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) and SEC rules, we are providing our stockholders with the opportunity to vote to approve, on an advisory or non-binding basis, the compensation of our named executive officers as disclosed pursuant to Section 14A of the Exchange Act. This proposal, commonly known as a “Say-on-Pay” proposal, gives our stockholders the opportunity to express their views on our named executive officers’ compensation as a whole. This vote is not intended to address any specific item of compensation or any specific named executive officer, but rather the overall compensation of all of our named executive officers and the philosophy, policies and practices described in this proxy statement.
The Say-on-Pay vote is advisory, and therefore is not binding on us, our compensation committee, or our board of directors. The Say-on-Pay vote will, however, provide information to us regarding investor sentiment about our executive compensation philosophy, policies and practices, which our compensation committee will be able to consider when determining executive compensation for the remainder of the current fiscal year and beyond. Our board of directors and our compensation committee value the opinions of our stockholders. To the extent there is any significant vote against the compensation of our named executive officers as disclosed in this proxy statement, we will endeavor to communicate with stockholders to better understand the concerns that influenced the vote and consider our stockholders’ concerns, and our compensation committee will evaluate whether any actions are necessary to address those concerns.
We believe that the information provided in the section titled “Executive Compensation,” and in particular the information discussed in the section titled “Executive Compensation—Compensation Philosophy,” demonstrates that our executive compensation program was designed appropriately and is working to ensure management’s interests are aligned with our stockholders’ interests to support long-term value creation. Accordingly, we ask our stockholders to vote “FOR” the following resolution at the Annual Meeting:
“RESOLVED, that the stockholders approve, on an advisory basis, the compensation paid to our named executive officers, as disclosed in the proxy statement for the Annual Meeting pursuant to the compensation disclosure rules of the SEC, including the compensation discussion and analysis, compensation tables and narrative discussion and other related disclosure.”
Vote Required
The approval, on an advisory basis, of the compensation of our named executive officers, requires the affirmative vote of a majority of the voting power of the shares of our common stock present virtually or by proxy at the Annual Meeting and entitled to vote thereon to be approved. Abstentions will have the effect of a vote against this proposal, and broker non-votes will have no effect.
As an advisory vote, the result of this proposal is non-binding. Although the vote is non-binding, our board of directors and our compensation committee value the opinions of our stockholders and will consider the outcome of the vote when making future compensation decisions for our named executive officers.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.
22    Dropbox, Inc. Proxy Statement and Notice of 2020 Annual Meeting of Stockholders

EXECUTIVE OFFICERS
The following table identifies certain information about our executive officers as of March 13, 2020. Our executive officers are appointed by, and serve at the discretion of, our board of directors. There are no family relationships among any of our directors or executive officers.
Name	Age	Position
Andrew W. Houston	37	Chief Executive Officer, Co-Founder, and Chairman
Arash Ferdowsi(1)	34	Co-Founder
Olivia Nottebohm(2)	42	Chief Operating Officer
Bharat Mediratta(3)	49	Chief Technology Officer and Senior Vice President, Platform
Ajay V. Vashee	36	Chief Financial Officer
Bart E. Volkmer(4)	45	Chief Legal Officer
Timothy Young(5)	38	Senior Vice President and General Manager, Core Dropbox
(1)
As previously noted, Mr. Ferdowsi has resigned as a member of the board and as an officer of the company, effective March 19, 2020. Mr. Ferdowsi will remain at Dropbox to help with the transition until April 10, 2020.

(2)	Ms. Nottebohm has served as our Chief Operating Officer since February 2020.
(3)	Mr. Mediratta has served as our Chief Technology Officer and Senior Vice President, Platform since October 2019.
(4)	Mr. Volkmer has served as our Chief Legal Officer since January 2020, and previously served as our General Counsel from June 2016 until January 2020.
(5)	Mr. Young has served as our Senior Vice President and General Manager, Core Dropbox since October 2019.
For Mr. Houston’s biography, see “Nominees for Director” and for Mr. Ferdowsi’s biography, see “Non-Continuing Directors.”
Bharat Mediratta. Bharat Mediratta has served as our Chief Technology Officer and Senior Vice President, Platform since October 2019. Mr. Mediratta has served in a number of leadership roles at technology companies. Prior to joining Dropbox, Mr. Mediratta was an angel investor and advisor for a number of growth-oriented technology companies. From March 2015 to May 2019, he was a Co-Founder and the President and Chief Technology Officer of AltSchool, an education company. Prior to co-founding AltSchool, from June 2004 to March 2015, he served as a Distinguished Engineer at Google, a global internet software services company. Prior to his role at Google, he served in a variety of engineering roles at various technology companies. In addition, he founded and served as the Chief Executive Officer of Gallery, an open source photography technology company, from May 2000 to June 2014. Mr. Mediratta holds a B.A. in Computer Science from Colgate University.
Olivia Nottebohm. Olivia Nottebohm has served as our Chief Operating Officer since February 2020. Ms. Nottebohm has over 20 years of experience in sales and operations and has served in a number of senior positions overseeing sales and operations in the online software space. Prior to joining Dropbox, from September 2016 to January 2020, she served as Vice President of SMB Sales and GTM Operations, Google Cloud at Google. Previously, from August 2014 to September 2016, she served as Senior Director, Americas GTM Operations, Google Ads. Prior to joining Google, she worked as a management consultant at McKinsey & Company, where she was a Partner from 2010 to 2014. Ms. Nottebohm received a B.A. in Economics from Harvard University and an M.B.A. from Stanford Graduate School of Business.
Ajay V. Vashee. Mr. Vashee has served as our Chief Financial Officer since September 2016. From February 2015 to September 2016, Mr. Vashee served as our Head of Corporate Development. From April 2012 to February 2015, Mr. Vashee served as our Head of Finance. Mr. Vashee holds a B.A. in Economics and Political Science from Columbia University.
Bart E. Volkmer. Mr. Volkmer has served as our Chief Legal Officer since January 2020. From June 2016 to January 2020, Mr. Volkmer served as our General Counsel and from August 2011 to June 2016, Mr. Volkmer served as our Head of Litigation & Regulatory. Prior to joining Dropbox, Mr. Volkmer practiced law at Wilson Sonsini Goodrich & Rosati, a law firm, from 2003-2011, where he counseled early-stage and established technology companies. Mr. Volkmer holds a J.D. from Santa Clara University School of Law and a B.A. in English from Creighton University.
Timothy Young. Timothy Young has served as our Senior Vice President and General Manager, Core Dropbox since October 2019. Mr. Young has extensive experience managing, growing and investing in technology companies. Prior to joining Dropbox and since January 2015, Mr. Young has served as a Founder of Hidden Hand Capital, which invests in early stage technology companies. Prior to founding Hidden Hand Capital, from May 2011 to September 2014, he was Vice President of Product and Engineering at VMware, a cloud infrastructure and digital workspace company, where he led product development and strategic product planning for cloud and mobile applications. From June 2005 to May 2011, he was the Founder and CEO of Socialcast, which was acquired by VMware. From December 2009 to December 2010, he was a Co-Founder of about.me, which was acquired by AOL. Mr. Young attended the University of California, Riverside, where he studied Computer Science.
Dropbox, Inc. Proxy Statement and Notice of 2020 Annual Meeting of Stockholders     23

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
This Compensation Discussion and Analysis describes the material elements of our executive compensation program during 2019. It also provides an overview of our executive compensation philosophy, including our principal compensation policies and practices. Finally, it analyzes how and why our compensation committee arrived at the specific compensation decisions for our executive officers, including our named executive officers in 2019, and discusses the key factors that our compensation committee considered in determining their compensation.
Our named executive officers for 2019 were:
Named Executive Officer	Title
Andrew W. Houston	Chief Executive Officer
Ajay V. Vashee	Chief Financial Officer
Bharat Mediratta	Chief Technology Officer and Senior Vice President, Platform
Timothy Young	Senior Vice President and General Manager, Core Dropbox
Yamini Rangan(1)	Chief Customer Officer
(1)	Ms. Rangan resigned from the company in January 2020.
Executive Summary
Who We Are
Our modern economy runs on knowledge. Today, knowledge lives in the cloud as digital content, and Dropbox is building the world's first smart workspace where business and individuals can create, access, and share this content globally. We serve more than 600 million registered users across 180 countries.
Since our founding in 2007, our market opportunity has grown as we’ve expanded from keeping files in sync to keeping teams in sync. Our smart workspace is a digital environment that brings all of a team’s content together with the tools they love, helping users cut through the clutter and surfacing what matters most. In a world where using technology at work can be fragmented and distracting, the smart workspace makes it easy to focus on the work that matters.
By solving these universal problems, we’ve become invaluable to our users. The popularity of our platform drives viral growth, which has allowed us to scale rapidly and efficiently. We’ve built a thriving global business with 14.3 million paying users.
2019 Business Results
In 2019, we delivered strong execution, driving healthy top line growth and free cash flow. Combined with our ecosystem of best-in-class partners, we have become an even more central part of our customers’ workflows.
In 2019, we achieved several significant financial and operational results:
•	Total revenue was $1,661 million, an increase of 19% year over year.
•	Paying users totaled 14.3 million, as compared to 12.7 million for the same period last year.
•	Average revenue per paying user was $123.07, as compared to $117.64 in the prior year.
•	Non-GAAP gross margin was 76.4%, as compared to 75.1% in the prior year.*
•	Non-GAAP operating margin was 12.3%, as compared to 12.2% in the prior year.*
•	Free cash flow was $392.4 million, as compared to $362.4 million in the prior year.*
24    Dropbox, Inc. Proxy Statement and Notice of 2020 Annual Meeting of Stockholders

EXECUTIVE COMPENSATION (continued)

*	A reconciliation of GAAP to non-GAAP results is provided in Appendix A.
Executive Compensation Policies and Practices
Our compensation committee evaluates our executive compensation program on a regular basis to ensure that it is consistent with our short-term and long-term goals given the dynamic nature of our business and the competitive market in which we compete for executive talent. The following summarizes our executive compensation program and related policies and practices:
What we do	What we don’t do

✔ Maintain an Independent Compensation Committee. The
   compensation committee consists solely of independent
   directors who establish our compensation practices.

✔ Retain an Independent Compensation Advisor. The
   compensation committee has engaged its own compensation
   consultant to provide information, analysis, and other advice on executive compensation independent of management. This
   consultant performed no other consulting or other services for us in 2019.

✔ Annual Executive Compensation Review. The
   compensation committee conducts an annual review of our
   compensation strategy, including a review and determination of our compensation peer group used for comparative
   purposes and a review of our compensation-related risk profile to ensure that our compensation programs do not encourage
   excessive or inappropriate risk-taking.

✔ Compensation At-Risk. Our executive compensation
   program is designed so that a significant portion of our
   executive officer’s compensation is “at risk” based on
   corporate performance, as well as equity-based, to align the interests of our executive officers and stockholders.

✔ Use a Pay-for-Performance Philosophy. The majority of
   our executive officers’ compensation is directly linked to corporate performance; we also structure their target total direct compensation opportunities with a significant long-term equity component, thereby making a substantial portion of
   each executive officer’s target total direct compensation
   dependent upon our stock price and/or total stockholder
   return.

✔ Succession Planning. We review the risks associated with
   our key executive officer positions to ensure adequate
   succession plans are in place.

✗   No Guaranteed Bonuses. We do not provide guaranteed
   bonuses to our executive officers.

✗   No Executive Retirement Plans. We do not offer defined
   benefit pension plans or any non-qualified deferred
   compensation plans or arrangements to our executive officers, other than the plans and arrangements that are available to all employees. Our executive officers are eligible to participate in our Section 401(k) retirement savings plan on the same basis as our other employees.

✗   No Hedging or Pledging. We prohibit our employees
   (including our executive officers) and the non-employee
   members of our board of directors from hedging or pledging our securities.

✗   No Tax Payments on Perquisites. We do not provide any
   tax reimbursement payments (including “gross-ups”) on any
   perquisites or other personal benefits.

✗   No Excise Tax Payments on Future Post-Employment
   Compensation Arrangements. We do not provide any
   excise tax reimbursement payments (including “gross-ups”) on payments or benefits contingent upon a change in control of the company.

✗   No Special Welfare or Health Benefits. We do not provide
   our executive officers with any welfare or health benefit
   programs, other than participation in our broad-based
   employee programs. All highly compensated employees are
   eligible for special long-term disability.

Dropbox, Inc. Proxy Statement and Notice of 2020 Annual Meeting of Stockholders     25

EXECUTIVE COMPENSATION (continued)

Executive Compensation Philosophy and Objectives
Our executive compensation program is guided by our overarching philosophy of paying for demonstrable performance. Consistent with this philosophy, we have designed our executive compensation program to achieve the following primary objectives:
•
Provide market-competitive compensation and benefit levels that will attract, retain, motivate, and reward a highly-talented team of executive officers within the context of responsible cost management;

•	Establish a direct link between our financial, operational, and strategic objectives and results, as well as our values, and the compensation of our executive officers; and
•
Align the interests and objectives of our executive officers with those of our stockholders by linking the long-term equity incentive compensation opportunities to stockholder value creation and their cash incentives to our annual performance.

Pay-for-Performance
We believe our executive compensation program is reasonable, competitive, and appropriately balances the goals of attracting, motivating, rewarding, and retaining our executive officers with the goal of aligning their interests with those of our stockholders. To achieve this alignment and to motivate and reward individual initiative and effort, a substantial portion of our executive officers’ target annual total direct compensation opportunity is both variable in nature and “at-risk.”
We emphasize variable compensation that appropriately rewards our executive officers, including our named executive officers, through two separate compensation elements:
•
Our annual cash bonus plan provides cash payments if our executive officers produce short-term financial, operational, and strategic results that meet or exceed the objectives set forth in our annual operating plan.

•
Equity-based awards, which represent a majority of our executive officers’ target total direct compensation opportunities, the value of which depends entirely on the value of our common stock, incentivize our executive officers to build sustainable long-term value for the benefit of our stockholders.

These variable pay elements are intended to result in a substantial portion of our executive officers’ annual target total direct compensation being contingent (rather than fixed) in nature, with the amounts ultimately payable subject to variability above or below target levels commensurate with our actual performance.
We believe that this design provides balanced incentives for our executive officers to drive financial performance and long-term growth. Our compensation committee regularly evaluates the relationship between the reported values of the equity awards granted to our executive officers and the amount of realizable and realized value from such awards in subsequent years.
Compensation-Setting Process
Role of Compensation Committee and the Stock Committee
The compensation committee discharges many of the responsibilities of our board of directors relating to the compensation of our executives and non-employee directors. The compensation committee has overall responsibility for overseeing our compensation and benefits policies generally, and overseeing and evaluating the compensation plans, policies and practices applicable to our chief executive officer and other executive officers.
The compensation committee makes all final decisions regarding the compensation of our chief executive officer and our other executive officers.
In carrying out its responsibilities, the compensation committee evaluates our compensation policies and practices with a focus on the degree to which these policies and practices reflect our executive compensation philosophy, develops strategies and makes decisions that it believes further our philosophy or align with developments in executive compensation practices, and reviews the performance of our executive officers.
The compensation committee’s authority, duties, and responsibilities are further described in its charter, which is reviewed annually and revised and updated as warranted. The charter is available on our investor relations website at investors.dropbox.com.
26    Dropbox, Inc. Proxy Statement and Notice of 2020 Annual Meeting of Stockholders

EXECUTIVE COMPENSATION (continued)

We also formed a stock committee, which was previously composed of Mr. Houston, our chief executive officer, Mr. Ferdowsi, our co-founder, and Mr. Schreier. In March 2020, the compensation committee amended the stock committee charter and appointed Mr. Vashee, our chief financial officer, and Ms. Nottebohm, our chief operating officer, to replace Messrs. Houston and Ferdowsi. The stock committee has authority to grant equity awards to (a) employees who hold a title below vice president and (b) consultants, in each case subject to certain limitations established from time to time by the compensation committee.
Role of Compensation Consultant
The compensation committee engages an external compensation consultant to assist the committee by providing information, analysis, and other advice relating to our executive compensation program and the decisions resulting from its annual executive compensation review. The compensation consultant reports directly to the compensation committee and its chair, and serves at the discretion of the compensation committee, which reviews the engagement annually.
For 2019, the compensation committee retained Compensia to serve as its compensation advisor to advise on executive and director compensation matters, including competitive market pay practices for our executive officers, and data analysis and selection of the compensation peer group.
During 2019, Compensia attended compensation committee meetings and provided the following services:
•	Consulted with the compensation committee chair and other members between compensation committee meetings;
•
Provided competitive market data based on the compensation peer group for our executive officer positions, and evaluation of how the compensation we pay our executive officers compares both to our performance and to how the companies in our compensation peer group compensate their executives;

•
Provided competitive market data based on the compensation peer group for non-employee directors, and evaluation of how the compensation we pay our non-employee directors compares to companies in our compensation peer group;

•	Reviewed and analyzed base salary levels, annual incentive bonus opportunities, and long-term equity incentive compensation opportunities of our executive officers;
•	Assessed executive compensation trends within our industry, and updates on corporate governance and regulatory issues and developments;
•	Reviewed our executive compensation disclosure;
•	Assessed compensation risk to determine whether our compensation policies and practices are reasonably likely to have a material adverse impact on the company; and
•	Supported on other ad hoc matters throughout the year.
Compensia did not provide any services to us other than the consulting services to the compensation committee. The compensation committee regularly reviews the objectivity and independence of the advice provided by its compensation consultant on executive compensation matters. The compensation committee has evaluated Compensia’s engagement, and based on the six factors for assessing independence and identifying potential conflicts of interest that are set forth in Exchange Act Rule 10C-1(b)(4), Rule 5605(d)(3)(D) of the Nasdaq Marketplace Rules, and such other factors as were deemed relevant under the circumstances, has determined that its relationship with Compensia and the work of Compensia on behalf of the compensation committee did not raise any conflict of interest, and that Compensia is independent as defined in Rule 5605(a)(2) of the Nasdaq Marketplace Rules.
Role of Management
In discharging its responsibilities, the compensation committee also works with members of our management, including our chief executive officer. Our management assists the compensation committee by providing information on corporate and individual performance, competitive market data, and management’s perspective and recommendations on compensation matters.
Typically, our chief executive officer makes recommendations to the compensation committee regarding compensation matters, including adjustments to annual cash compensation, long-term equity incentive compensation opportunities, and program structures, for our executive officers, except with respect to his own compensation. At the beginning of each year, our chief executive officer reviews the
Dropbox, Inc. Proxy Statement and Notice of 2020 Annual Meeting of Stockholders     27

EXECUTIVE COMPENSATION (continued)

performance of our other executive officers, including our other named executive officers, based on such individual’s level of success in accomplishing the business objectives established for him or her for the prior year and their overall performance during that year, and then shares these evaluations with, and makes recommendations to, the compensation committee for each element of compensation as described above.
The compensation committee reviews and discusses these recommendations and proposals with our chief executive officer and uses them as one factor in determining and approving the compensation for our executive officers.
Our chief executive officer also attends meetings of our board of directors and the compensation committee at which executive compensation matters are addressed, except with respect to discussions involving his own compensation. Decisions with respect to our chief executive officer’s compensation are made by our compensation committee, which is comprised entirely of independent members of our board of directors.
Competitive Positioning
For purposes of assessing our executive compensation against the competitive market, the compensation committee reviews and considers the compensation levels and practices of a select group of peer companies. This compensation peer group consists of technology companies that are similar to us in terms of revenue, market capitalization, geographical location, and industry sector.
The companies in the compensation peer group for 2019 were approved in September 2018 on the basis of their similarity to us, as determined using the following criteria:
•	revenue – approximately 0.4x to approximately 2.5x our last four fiscal quarter revenue of approximately $1.25 billion (approximately $500 million to $3.1 billion);
•	market capitalization – approximately 0.25x to approximately 4.0x our market capitalization of approximately $12.0 billion (approximately $3.0 billion to $48.0 billion);
•	industry sector – internet software and services, software, communication equipment, internet and direct marketing retail, and certain SaaS companies not classified as such; and
•	relevance – software-as-a-service model or product similarity.
In selecting the 2019 compensation peer group, we chose companies that resulted in us being near the median of the group, in terms of both revenue and market capitalization.
Our 2019 compensation peer group was:
• Autodesk	• Palo Alto Networks	• Twitter
• Box	• ServiceNow	• The Ultimate Software Group
• DocuSign	• Snap	• Veeva Systems
• Fortinet	• Splunk	• Workday
• LogMeIn	• Square	• Zillow Group
• Nutanix	• Tableau Software
The compensation practices of the compensation peer group were the primary guide used by the compensation committee in 2019 to compare the competitiveness of each compensation element and target total direct compensation (base salary, target annual cash bonus opportunities, and long-term equity incentive compensation).
To analyze the compensation practices of our compensation peer group, Compensia gathered data from public filings (primarily proxy statements) of the peer group companies, as well as from the Radford Global Technology Survey. This market data was then used as a reference point for the compensation committee to assess our current compensation levels in the course of its deliberations on compensation forms and amounts. The compensation committee does not engage in formal benchmarking against other companies’ compensation programs or practices to establish our compensation levels or make specific compensation recommendations with respect to our executive officers, including our named executive officers.
The compensation committee reviews our compensation peer group each year and adjusts its composition if warranted, taking into account changes in both our business and the businesses of the companies in the peer group.
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Compensation Setting
We review the base salary levels, annual cash bonus opportunities, and long-term equity incentive compensation opportunities of our executive officers, including our named executive officers, and all related performance criteria at the beginning of each year, or more frequently as warranted. Adjustments are generally effective on February 1st of the fiscal year.
We do not establish a specific target for formulating the target total direct compensation opportunities of our executive officers, including our named executive officers.
In making decisions about the compensation of our executive officers, the compensation committee relies primarily on its general experience and subjective considerations of various factors, including the following:

• Our executive compensation program objectives;

• Our performance against the financial, operational, and
   strategic objectives established by the compensation
   committee and our board of directors;

• Each individual executive officer’s knowledge, skills,
   experience, qualifications, and tenure relative to other similarly-
   situated executives at the companies in our compensation
   peer group;

• The scope of each executive officer’s role and responsibilities compared to other similarly-situated executives at the
   companies in our compensation peer group;

• The prior performance of each individual executive officer, based on a subjective assessment of their contributions to our overall performance, ability to lead their business unit or function, and work as part of a team, all of which reflect our core values;

• The potential of each individual executive officer to contribute to our long-term financial, operational, and strategic
   objectives;

• Our chief executive officer’s compensation relative to that of our executive officers, and compensation parity among our
   executive officers;

• Our financial performance relative to companies in our
   compensation peer group;

• The compensation practices of our compensation peer group
   and the positioning of each executive officer’s compensation in a ranking of peer company compensation levels based on an
   analysis of competitive market data; and

• The recommendations of our chief executive officer with
   respect to the compensation of our other executive officers.

These factors provide the framework for compensation decision-making for each executive officer. No single factor is determinative in setting compensation levels, nor is the impact of any individual factor on the determination of pay levels quantifiable.
We do not weight these factors in any predetermined manner, nor do we apply any formulas in developing our compensation recommendations. The members of the compensation committee consider all of this information in light of their individual experience, knowledge of management, knowledge of the competitive market, knowledge of each executive officer, and business judgment in making their recommendations.
In addition, the compensation committee considered feedback from our stockholders and the result of our first Say on Pay vote. Our fiscal 2018 Say on Pay vote reflected 99.8% support from our stockholders, based on the percentage of shares voted. The compensation committee believes this indicates that our stockholders support the philosophy, strategy, objectives, and administration of our executive compensation programs.
We also consider the potential risks in our business when designing and administering our executive compensation program, and we believe our balanced approach to performance measurement and pay delivery serves to avoid misaligned incentives for individuals to undertake excessive or inappropriate risk.
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EXECUTIVE COMPENSATION (continued)

Compensation Elements
In 2019, the principal elements of our executive compensation program, and the purposes for each element, were as follows:
Element	Type of Element	Compensation Element	Objective
Base Salary	Fixed	Cash	Attract and retain highly talented executives by providing fixed compensation amounts that are competitive in the market and reward performance.
Annual Cash Bonus	Variable	Cash	Motivate our executives to achieve annual business objectives set forth in our annual operating plan and provide financial incentives when we meet or exceed these annual objectives.
Long-Term Equity Incentive Compensation	Variable	Equity	Align the interests of our executives and our stockholders by motivating them to create sustainable long-term stockholder value.
Mix of Pay
As illustrated in the charts below, our primary focus in compensating executives is on the longer-term and performance-based elements of target total direct compensation. Under our executive compensation program, approximately 90% of target total direct compensation to our Named Executive Officers (excluding our CEO) was variable in the form of annual cash bonus and long-term equity incentive compensation. Our CEO’s mix of pay is weighted equally between base salary and annual bonus. Mr. Houston does not receive annual equity awards due to his significant holdings as a co-founder. Mr. Houston received a co-founder award in December 2017 prior to our IPO. Details of Mr. Houston’s co-founder award is further described in “Co-Founder Grants” below.

Base Salary
We use base salary to provide each executive officer with a specified level of cash compensation during the year with the expectation that they will perform their responsibilities to the best of their ability and in our best interests.
Generally, we establish the initial base salaries of our executive officers through arm’s-length negotiation at the time we hire the individual executive officer, taking into account their position, qualifications, experience, prior salary level, and the base salaries of our other executive officers. Thereafter, the compensation committee reviews the base salaries of our executive officers each year as part of its
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annual compensation review, with input from our chief executive officer (except with respect to his own base salary) and makes adjustments as it determines to be reasonable and necessary to reflect the scope of an executive officer’s performance, individual contributions and responsibilities, position in the case of a promotion, and market conditions.
In February 2019, the compensation committee reviewed the base salaries of our executive officers, including our named executive officers, taking into consideration a competitive market analysis and the recommendations of our chief executive officer, as well as the other factors described in “Compensation-Setting Process—Setting Target Total Direct Compensation,” above. Following this review, in March 2019, the compensation committee approved base salary increases for Mr. Vashee and Ms. Rangan, effective February 1, 2019.
The base salaries of our named executive officers for 2019 were:
Named Executive Officer	2018 Base Salary	2019 Base Salary	Percentage Increase
Andrew W. Houston	$700,000	$700,000	0%
Ajay V. Vashee	$500,000	$550,000	10%
Bharat Mediratta	$N/A(1)	$500,000	N/A
Timothy Young	$N/A(1)	$500,000	N/A
Yamini Rangan	$500,000	$550,000	10%
(1)	Messrs. Mediratta and Young joined Dropbox in October 2019
The base salaries paid to our named executive officers during 2019 are set forth in the “Summary Compensation Table for Fiscal 2019” below.
Annual Cash Bonuses
In March 2019, the compensation committee, with input from management, adopted our 2019 annual cash bonus plan (the “2019 Cash Bonus Plan”), which was designed to provide financial incentives for us to meet or exceed the pre-established target level for net revenue established under our 2019 annual operating plan. The 2019 Cash Bonus Plan funded based on our actual achievement against the pre-established target level for the corporate performance measure.
Target Annual Cash Bonus Opportunities
Under the 2019 Cash Bonus Plan, cash bonus payments were based upon an eligible percentage of each participant’s base salary. In February 2019, the compensation committee reviewed the target annual cash bonus opportunities of our executive officers, taking into consideration the recommendations of our chief executive officer (except with respect to his own target annual cash bonus opportunity) as well as the other factors described in “Compensation-Setting Process—Setting Target Total Direct Compensation” above. Following this review, in March 2019, the compensation committee approved increases to the target annual cash bonus opportunities (as a percentage of base salary) of Mr. Houston and Ms. Rangan, effective February 1, 2019.
The target annual cash bonus opportunities of Messrs. Mediratta and Young were established through arm’s-length negotiation at the time of hire, taking into account their position, qualifications, experience, the amount of their prior target annual cash bonus opportunities, and the target annual cash bonus opportunities of our other executive officers. Their 2019 opportunities were pro-rated to reflect their employment with us for less than the entire year.
The 2019 target annual cash bonus opportunities for our named executive officers were:
Named Executive Officer	Target Annual Cash Bonus Opportunity (as a Percentage of Base Salary)	2019 Target Annual Cash Bonus Opportunity ($)
Andrew W. Houston	100%	$679,192
Ajay V. Vashee	65%	$354,740
Bharat Mediratta(1)	100%	$104,110
Timothy Young(1)	100%	$116,438
Yamini Rangan	100%	$530,890
(1)	Messrs. Mediratta and Young joined Dropbox in October 2019 and their bonus opportunities were pro-rated to their start date.
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Potential annual cash bonus payments for our executive officers under the 2019 Cash Bonus Plan ranged from zero to 187.5% of their target annual cash bonus opportunity.

Corporate Performance Measure
The compensation committee approved annual revenue as the corporate performance measure under the 2019 Cash Bonus Plan because we believed annual revenue continued to be the best indicator of our successful execution of our annual operating plan. For purposes of the 2019 Cash Bonus Plan, “revenue” was to be calculated as reflected in our audited financial statements for 2019.
In March 2019, the compensation committee set the target performance level for annual revenue at $1,670 million under the 2019 Cash Bonus Plan and approved the performance matrix for funding the 2019 Cash Bonus Plan, as described below.
The bonus funding is 0% if we do not achieve annual revenue at the threshold performance level of 98% of the target performance level. At the threshold performance level, the bonus funding percentage was 50%. For annual revenue above the threshold performance level and below the target performance level, the bonus funding percentage increased linearly up to a bonus funding percentage of 100% of target. Upon achievement of target level ± 0.5%, the bonus funding percentage is 100%. If annual revenue was above the target performance level, the bonus funding percentage increased linearly for annual revenue starting at +0.5% achievement above target performance level up to a bonus funding percentage of 125% of target. The maximum bonus funding percentage is 125%.
Individual Performance Factor
In determining the amount of annual cash bonus payments under the 2019 Cash Bonus Plan, the compensation committee considered an evaluation of each executive officer’s individual performance for the year. Generally, this evaluation involved, in the case of our chief executive officer, an evaluation of his performance by the compensation committee and, in the case of our other executive officers, an evaluation by our chief executive officer. These evaluations were based on a review of the various individual performance goals established for our executive officers as part of our annual performance evaluation process. For our executive officers other than our chief executive officer, these goals were established, after consultation with each executive officer. These performance goals were not intended to be formulaic, but rather to serve as the framework upon which our chief executive officer could evaluate the executive officer’s overall performance. Such performance goals were established with reference to each individual executive officer’s position or function within the company and included operational metrics that could reflect corporate or departmental goals or could include specific operational goals with respect to their area of responsibility.
2019 Annual Cash Bonus Decisions
In February 2020, the compensation committee, based on its evaluation, as well as the recommendation of our chief executive officer, determined the size of the bonus pool based on our performance during 2019 and determined the cash bonus payments for our executive officers, including our named executive officers, pursuant to the 2019 Cash Bonus Plan. The compensation committee reviewed our actual net revenue performance for 2019 and determined that we had achieved net revenue of $1,661 million, which was 99.5% of our net revenue target for the year. This resulted in the bonus pool being funded at 100% with respect to the corporate performance measure.
Our chief executive officer evaluated the achievement of each executive officer against his or her individual performance objectives and formulated a recommendation for each such executive officer’s annual cash bonus payment for consideration by the compensation committee. These recommendations were based on our chief executive officer’s subjective assessment of each individual’s contributions against the personal performance objectives during the year. In the case of our chief executive officer, the compensation committee evaluated our financial and operational performance for 2019 and formulated a recommended annual cash bonus payment for him.
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Based on these evaluations, the compensation committee approved the following annual cash bonus payments for our named executive officers for 2019:
Named Executive Officer	Target Annual Cash Bonus Payment	Annual Cash Bonus Payment	Percentage of Target Annual Cash Bonus Actually Paid
Andrew W. Houston	$679,192	$679,192	100%
Ajay V. Vashee	$354,740	$443,425	125%
Bharat Mediratta	$104,110	$104,110	100%
Timothy Young	$116,438	$116,438	100%
Yamini Rangan	$530,890	—(1)	0%
(1)	Ms. Rangan resigned from the company in January 2020.
The annual cash bonus payments made to our named executive officers for 2019 are set forth in the “Summary Compensation Table for Fiscal 2019” below.
Long-Term Equity Incentive Compensation
We view long-term equity incentive compensation in the form of equity awards as a critical element of our executive compensation program. The realized value of these equity awards bears a direct relationship to our stock price, and, therefore, these awards are an incentive for our executive officers, including our named executive officers, to create value for our stockholders. Equity awards also help us retain qualified executive officers in a competitive market.
The amount and forms of the equity awards granted to our executive officers, including our named executive officers, are determined after considering the factors described in “Compensation-Setting Process” above. The size of the equity awards is also intended to be competitive and result in target total direct compensation opportunities that we believe are reasonable and appropriate taking into consideration the factors described in the preceding sentence.
In March 2019, the compensation committee approved RSU awards settled for shares of our Class A common stock to certain of our executive officers, including Mr. Vashee and Ms. Rangan (which were effective April 1, 2019). In September 2019, the compensation committee approved new hire equity grants in the form of restricted stock awards, or RSAs, to Messrs. Mediratta and Young, effective November 1, 2019. The RSAs granted to Messrs. Mediratta and Young have certain stockholder rights, such as the right to vote the shares immediately upon grant and prior to their vesting.
Differentiation was made among our executive officers based on the compensation committee’s review of the competitive market data for their respective positions, internal equity, past performance, and expected future contributions. Mr. Houston does not receive equity-based compensation in light of his significant ownership position in the company.
The equity awards granted to our named executive officers in 2019 were as follows:
Named Executive Officer	RSUs or RSAs	Aggregate Grant Date Fair Value
Andrew W. Houston	—	—
Ajay V. Vashee	182,837(1)	$3,985,847
Bharat Mediratta	1,053,108(2)	$19,945,866(3)
Timothy Young	1,053,108(2)	$20,293,391(3)
Yamini Rangan	133,783(1)	$2,916,469
(1)	RSUs
(2)	RSAs
(3)	The Grant Date Fair Value for awards granted to Messrs. Mediratta and Young is based on the closing price of our Class A common stock on their respective first day of employment with us.
The time-based RSU awards granted to Mr. Vashee and Ms. Rangan vest over a four-year period in equal quarterly installments. The time-based RSAs granted to Messrs. Mediratta and Young vest over a four-year period, with one quarter of the shares vesting on
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EXECUTIVE COMPENSATION (continued)

November 15, 2020 and the remaining shares vesting in equal quarterly installments over the next three years, contingent upon the named executive officer remaining continuously employed in service with us through each applicable vesting date.
The equity awards granted to our named executive officers during 2019 are set forth in the “Summary Compensation Table for Fiscal 2019” and under “Grants of Plan-Based Awards in 2019” below.
Welfare and Health Benefits
We have established a tax-qualified Section 401(k) retirement savings plan for our executive officers, including our named executive officers, and other employees who satisfy certain eligibility requirements. Currently, we match contributions made by participants in the plan as follows: dollar for dollar up to $1,500 each quarter up to a maximum of $6,000. We intend for the plan to qualify under Section 401(a) of the Internal Revenue Code (the “Code”), so that contributions by participants to the plan, and income earned on plan contributions, are not taxable to participants until withdrawn from the plan.
Additional benefits received by our executive officers, including our named executive officers, include medical, dental, and vision insurance, fertility benefits, an employee assistance program, commuter and wellness reimbursement programs, health and dependent care flexible spending accounts, a commuter benefit program, health savings accounts, basic and voluntary life and accidental death and dismemberment insurance and disability insurance. Employees who earn over $260,000 per year are provided with voluntary supplemental long-term disability insurance. All of these benefits are provided to our executive officers on the same basis as to all of our employees.
We design our employee benefits programs to be affordable and competitive in relation to the market, as well as compliant with applicable laws and practices. We adjust our employee benefits programs as needed, based upon regular monitoring of applicable laws and practices and the competitive market.
Perquisites and Other Personal Benefits
Currently, we do not view perquisites or other personal benefits as a significant component of our executive compensation program. Accordingly, we do not provide significant perquisites or other personal benefits to our executive officers, including our named executive officers, except as generally made available to our employees, or in situations where we believe it is appropriate to assist an individual in the performance of their duties, to make him or her more efficient and effective, and for recruitment and retention purposes. During 2019, none of our named executive officers received perquisites or other personal benefits that were, in the aggregate, $10,000 or more for each individual.
In the future, we may provide perquisites or other personal benefits in limited circumstances, such as those described in the preceding paragraph. All future practices with respect to perquisites or other personal benefits will be approved and subject to periodic review by the compensation committee.
Employment Arrangements
We have entered into written employment letters with our chief executive officer and each of our other executive officers, including our other named executive officers. Each of these arrangements was approved on our behalf by the compensation committee or our board of directors.
In filling each of our executive positions, our board of directors or the compensation committee, as applicable, recognized that we would need to develop competitive compensation packages to attract qualified candidates in a dynamic labor market. At the same time, our board of directors and the compensation committee were sensitive to the need to integrate new executive officers into the executive compensation structure, balancing both competitive and internal equity considerations.
Each of our employment arrangements provides for “at will” employment (meaning that either we or the executive officer may terminate the employment relationship at any time with or without cause) and sets forth the initial compensation arrangements for the executive officer, including an initial base salary, participation in our employee benefit programs, an equity award recommendation, and, in some cases, sign-on bonuses and reimbursement or payment of relocation expenses. These employment arrangements also prohibit the executive officer from engaging directly or indirectly in competition with us during their employment, diverting our customers to a competitor, or disclosing our confidential information or business practices, and recruiting or soliciting any of our employees for a period after their employment.
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Our named executive officers are also eligible to enter into change in control and severance agreements with the company. These post-employment compensation terms are discussed in “Post-Employment Compensation” below.
Post-Employment Compensation
We have entered into change in control and severance agreements with each of our executive officers, including each of our named executive officers. These agreements provide these individuals with certain protection in the event of their termination of employment under specified circumstances, including following a change in control of the company.
We believe that these protections were necessary to induce these individuals to accept a demanding position with the company and help retain them. These arrangements provide reasonable compensation to an executive officer if they leave our employ under certain circumstances to facilitate transition to new employment. Further, in some instances, we seek to mitigate any potential employer liability and avoid future disputes or litigation by requiring a departing executive officer to sign a separation and release agreement as a condition to receiving post-employment compensation payments or benefits. We also believe that these arrangements help maintain our executive officers’ continued focus and dedication to their assigned duties to maximize stockholder value if there is a potential transaction that could involve a change in control of the company. The terms and conditions were approved by our board of directors after an analysis of competitive market data.
All payments and benefits in the event of a change in control of the company are payable only if there is a subsequent loss of employment by an executive officer (a so-called “double-trigger” arrangement). In the case of the acceleration of vesting of outstanding equity awards, we use this double-trigger arrangement to protect against the loss of retention value following a change in control of the company, and to avoid windfalls, both of which could occur if vesting of either equity or cash-based awards accelerated automatically as a result of the transaction.
Hedging and Pledging Prohibitions
As part of our Insider Trading Policy, our employees (including our executive officers and the non-employee members of our board of directors) are prohibited from trading in publicly-traded options, such as puts and calls, and other derivative securities with respect to our securities. This includes any hedging or similar transaction designed to decrease the risks associated with holding shares of our common stock. In addition, our employees (including our executive officers and the non-employee members of our board of directors) are prohibited from holding our common stock in a margin account or pledging our securities as collateral for a loan.
Tax and Accounting Considerations
We take the applicable tax and accounting requirements into consideration in designing and operating our executive compensation program.
Deductibility of Executive Compensation
Generally, Section 162(m) of the Code disallows public companies a tax deduction for federal income tax purposes of remuneration in excess of $1 million paid to their chief executive officer and certain other current and former executive officers that are “covered employees” within the meaning of Section 162(m) of the Code, subject to certain exceptions. The regulations promulgated under Section 162(m) of the Code currently contain a transition rule that applies to companies, such as ours, that become subject to Section 162(m) of the Code by reason of becoming publicly held. Under this rule, certain compensation granted during a transition period (and, with respect to RSU awards, that is paid out before the end of the transition period) currently is not counted toward the deduction limitations of Section 162(m) of the Code if the compensation is paid under a compensation arrangement that was in existence before the effective date of the initial public offering, and certain other requirements are met. While certain of our equity awards may be eligible to be excluded from our deductibility limitation of Section 162(m) of the Code pursuant to this transition rule, the compensation committee has not adopted a policy that all equity or other compensation must be deductible.
In approving the amount and form of compensation for our executive officers, the compensation committee considers all elements of our cost of providing such compensation, including the potential impact of Section 162(m) of the Code. The compensation committee may, in its judgment, approve compensation that may not be deductible for federal income tax purposes when it believes that such compensation is in our best interests or the best interests of our stockholders.
While the transition rule for newly-public companies may help minimize the effect of the Section 162(m) deduction limit in the short-term, it is possible, going forward, that some portion of our executive officer compensation might not be fully deductible by us for federal income tax purposes.
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EXECUTIVE COMPENSATION (continued)

Taxation of Parachute Payments and Deferred Compensation
We do not provide, and have no obligation to provide, any of our named executive officers with a “gross-up” payment for any tax liability he or she might owe because of the application of Sections 280G, 4999 or 409A of the Code. If any of the payments or benefits provided for under the change in control and severance agreements or otherwise payable to a named executive officer would constitute “parachute payments” within the meaning of Section 280G of the Code and could be subject to the related excise tax, he or she would receive either full payment of such payments and benefits or such lesser amount that would cause no portion of the payments and benefits being subject to the excise tax, whichever results in the greater after-tax benefits to our named executive officer.
Accounting for Stock-Based Compensation
Our compensation committee considers accounting effects in designing compensation plans and arrangements for our executive officers and other employees. Chief among these is ASC Topic 718, the standard which governs the accounting treatment of stock-based compensation awards. ASC Topic 718 requires companies to measure the compensation expense for all share-based payment awards made to employees and directors, including stock options and restricted stock awards, based on the grant date “fair value” of these awards. This calculation is performed for accounting purposes and reported in the compensation tables below, even though our executive officers may realize no value from their awards. ASC Topic 718 also requires companies to recognize the compensation cost of their share-based payment awards in their income statements over the period that an executive officer is required to render service in exchange for the option or other award.
In December 2017, the board of directors approved a grant to our co-founders of RSAs with respect to 14.7 million shares of Class A common stock in the aggregate, or collectively, the Co-Founder Grants, of which 10.3 million RSAs were granted to Mr. Houston, our co-founder, chief executive officer and chairman of the board of directors, and 4.4 million RSAs were granted to Mr. Ferdowsi, our co-founder and director. These Co-Founder Grants have service-based, market-based, and performance-based vesting conditions. The Co-Founder Grants are eligible to vest over the ten-year period following the date Dropbox’s shares of Class A common stock began trading on Nasdaq in connection with our IPO, which occurred on March 23, 2018. The Co-Founder Grants comprise nine tranches that are eligible to vest based on the achievement of stock price goals (each, a “Stock Price Target”), measured over a consecutive thirty-day trading period during the Performance Period, which began on January 1, 2019.
We estimated the grant date fair value of the Co-Founder Grants using a model based on multiple stock price paths developed through the use of a Monte Carlo simulation that incorporates into the valuation the possibility that the Stock Price Targets may not be satisfied. The average grant date fair value of each Co-Founder Grant was estimated to be $10.60 per share. We recognize the total stock-based compensation expense over the requisite service period of each tranche, which ranged from 2.9 to 6.9 years, using the accelerated attribution method. If the Stock Price Targets are met sooner than the derived service period, we will adjust our stock-based compensation to reflect the cumulative expense associated with the vested awards. We will recognize stock-based compensation expense if the requisite service period is provided, regardless of whether the market conditions are achieved.
In March 2020, Mr. Ferdowsi resigned as a member of the board and as an officer of the company. As a result, he ceased to satisfy the service-based vesting condition of his Co-Founder Grant as of March 19, 2020 (the “Expiration Date”). None of the 4.4 million RSAs subject to Mr. Ferdowsi’s Co-Founder Grant had vested prior to the Expiration Date. Accordingly, all were forfeited by Mr. Ferdowsi and reacquired by the Company as of that date. This forfeiture also resulted in a full reversal of the historical stock-based compensation expense related to Mr. Ferdowsi’s award that had been recognized by the company prior to the Expiration Date. Any future stock-based compensation expense that would have been taken related to Mr. Ferdowsi’s award will be cancelled. See “Co-Founder Grants” below.
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Report of the Compensation Committee
The compensation committee has reviewed and discussed with management the Compensation Discussion and Analysis provided above. Based on its review and discussions, the compensation committee recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement and Dropbox’s Annual Report on Form 10-K for our fiscal year ended December 31, 2019.
Respectfully submitted by the members of the compensation committee of the board of directors:
Condoleezza Rice (Chair)
Robert J. Mylod, Jr.
Karen Peacock
R. Bryan Schreier
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EXECUTIVE COMPENSATION (continued)

Compensation Risk Assessment
Our management regularly assesses and discusses with the compensation committee our compensation programs, policies, and practices for our employees as they relate to our risk management. In this regard, we undertake a risk review of our employee compensation programs, policies, and practices (including our executive compensation program) each year to determine whether these programs, policies, and practices contain features that might create undue risks or encourage unnecessary and excessive risk-taking that could threaten our value. Based upon this review, we believe that any risks arising from such programs, policies, and practices are not reasonably likely to have a material adverse effect on us.
Our employees’ base salaries are fixed in amount and thus we do not believe that they encourage excessive risk-taking. While performance-based cash bonuses and sales commissions focus on achievement of short-term or annual goals, which may encourage the taking of short-term risks at the expense of long-term results, we believe that our compensation policies and the risk mitigation features of our cash bonus plans help mitigate this risk and our performance-based cash bonuses and sales commissions are limited, representing a small portion of the total compensation opportunities available to most non-executive employees. We also believe that our performance-based cash bonuses and sales commissions appropriately balance risk and the desire to focus our employees on specific short-term goals important to our success, and do not encourage unnecessary or excessive risk-taking.
A significant proportion of the compensation provided to most of our employees involves long-term incentive compensation in the form of equity awards that we believe are important to help further align our employees’ interests with those of our stockholders. These equity awards directly tie their expectations of compensation to their contributions to the long-term value of our company. We do not believe that these equity awards encourage unnecessary or excessive risk-taking given their multi-year vesting schedules and since their ultimate value is tied to our stock price.
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Summary Compensation Table for Fiscal Year 2019
Name and principal position	Year	Salary ($)	Bonus ($)	Stock awards ($)(1)	Non-equity incentive plan compensation ($)(2)	All other compensation ($)(3)	Total ($)
Andrew W. Houston Chief Executive Officer and Co-Founder
	2019	700,000	—	—	679,192	6,000	1,385,192
	2018	675,000	—	—	548,049	6,000	1,229,049
	2017	400,000	—	109,569,500(4)	260,000	3,000	110,232,500

Ajay V. Vashee(5) Chief Financial Officer
	2019	545,833	—	3,985,847	443,425	6,000	4,981,105
	2018	491,667	—	5,201,503	599,025	6,000	6,298,195
	2017	400,000	—	1,217,544	260,000	3,000	1,880,544

Bharat Mediratta(6)(7) Chief Technology Officer and Senior Vice President, Platform
	2019	104,167	—	19,945,866	104,110	1,500	20,155,643

Timothy Young(6)(7) Senior Vice President and General Manager, Core Dropbox
	2019	115,705	—	20,293,391	116,438	1,500	20,527,034

Yamini Rangan(8) Chief Customer Officer
	2019	545,834	—	2,916,469(9)	—	506,000(10)	3,968,303
	2018	428,054	—	3,391,546(11)	383,745	6,000	4,209,345
(1)	Unless otherwise described in the footnotes below, the amounts reported represent the aggregate grant-date fair value of RSUs calculated in accordance with ASC Topic 718.
(2)	The amounts reported represent the amounts payable under our cash bonus plans for 2017, 2018, and 2019, respectively. See “Compensation Elements—Cash Bonuses” above.
(3)	Unless otherwise noted, the amount reported reflects matching 401(k) contributions of $3,000 in 2017 and $6,000 in 2018 and 2019.
(4)
The amount reported represents the aggregate grant-date fair value of RSAs calculated in accordance with ASC Topic 718. RSAs are eligible to vest over a period of up to ten years based on the achievement of certain stock price goals measured over a consecutive thirty-day trading period during a performance period. We calculated the grant date fair value based on multiple stock price paths developed through the use of a Monte Carlo simulation. The assumptions used in calculating the grant-date fair value of the RSAs reported in this column are set forth in “Accounting for Stock-Based Compensation” above.

(5)
In February 2019, the compensation committee reviewed the base salaries of our executive officers, including our named executive officers, taking into consideration a competitive market analysis and the recommendations of our chief executive officer, as well as the other factors described in “Compensation-Setting Process—Setting Target Total Direct Compensation,” above. Following this review, in March 2019, the compensation committee approved a base salary increase to $550,000 for Mr. Vashee, effective February 1, 2019. Mr. Vashee also received a time-based RSU award, effective April 1, 2019, with a grant date fair value of $3,985,847, with such shares vesting in equal quarterly installments over four years from the award grant date, contingent upon his remaining continuously employed by us through each applicable vesting date.

(6)
Messrs. Mediratta and Young joined us in October 2019, and therefore their respective salaries and non-equity incentive plan compensation set forth in the table above were prorated for the portion of 2019 in which they were employed with us.

(7)	The Grant Date Fair Value for Messrs. Mediratta and Young are based on the closing price of our Class A common stock on their respective first day of employment with us.
Dropbox, Inc. Proxy Statement and Notice of 2020 Annual Meeting of Stockholders     39

EXECUTIVE COMPENSATION (continued)

(8)
In February 2019, the compensation committee reviewed the base salaries and target annual cash bonus opportunities of our executive officers, including our named executive officers, taking into consideration a competitive market analysis and the recommendations of our chief executive officer, as well as the other factors described in “Compensation-Setting Process—Setting Target Total Direct Compensation,” above. Following this review, in March 2019, the compensation committee approved a base salary increase to $550,000 and an increase the target annual cash bonus opportunity (as a percentage of base salary) for Ms. Rangan, effective February 1, 2019. Ms. Rangan also received a time-based RSU award, effective April 1, 2019, with a grant date fair value of $2,916,469, with such shares vesting in equal quarterly installments over four years from the award grant date, contingent upon her remaining continuously employed by us through each applicable vesting date.

(9)	108,699 unvested RSUs, representing a grant date fair value of $2,369,638, were forfeited upon Ms. Rangan’s resignation in January 2020.
(10)	Amount reported represents a matching 401(k) contribution of $6,000 and a transition incentive payment of $500,000.
(11)	91,122 unvested RSUs, representing a grant date fair value of $2,256,630, were forfeited upon Ms. Rangan’s resignation in January 2020.
40    Dropbox, Inc. Proxy Statement and Notice of 2020 Annual Meeting of Stockholders

EXECUTIVE COMPENSATION (continued)

Grants of Plan-Based Awards in 2019
The following table shows all plan-based awards granted to our named executive officers during fiscal 2019.
		Estimated Future Payouts Under Non- Equity Incentive Plan Award($)(1)			Equity Grants
Name	Grant Date	Threshold	Target	Maximum	Number of Units	Grant Date Fair Value($)(2)
Andrew W. Houston	3/6/2019	339,596	679,192	1,273,485	—	—
Ajay V. Vashee	3/6/2019	177,370	354,740	665,137	—	—
	4/1/2019				182,837	3,985,847
Bharat Mediratta(3)	3/6/2019	52,055	104,110	195,206	—	—
	11/1/2019				1,053,108	19,945,866
Timothy Young(3)	3/6/2019	58,219	116,438	218,321	—	—
	11/1/2019				1,053,108	20,293,391
Yamini Rangan	3/6/2019	265,445	530,890	995,418	—	—
	4/1/2019				133,783(4)	2,916,469
(1)	Each of these grants was made pursuant to our 2019 Cash Bonus Plan, as described in greater detail under “Compensation Elements—Cash Bonus” above.
(2)	Amounts reported represent the aggregate grant-date fair value of RSUs calculated in accordance with ASC Topic 718.
(3)	The Grant Date Fair Value for Messrs. Mediratta and Young are based on the closing price of our Class A common stock on their respective first day of employment with us.
(4)	108,699 unvested RSUs, representing a grant date fair value of $2,369,638, were forfeited upon Ms. Rangan’s resignation in January 2020.
Dropbox, Inc. Proxy Statement and Notice of 2020 Annual Meeting of Stockholders     41

EXECUTIVE COMPENSATION (continued)

Outstanding Equity Awards at 2019 Year-End
The following table sets forth information regarding outstanding equity awards held by our named executive officers as of December 31, 2019.
Name	Grant date	Option awards				Stock Awards
		Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of shares or units of stock that have not vested	Market value of shares or units of stock that have not vested ($)(1)
Andrew W. Houston	12/12/17(2)	—	—	—	—	10,333,333	185,069,994
Ajay V. Vashee	5/4/2017(3)	—	—	—	—	26,664	477,552
	2/22/2018(4)	—	—	—	—	151,379	2,711,198
	4/1/2019(5)	—	—	—	—	148,555	2,660,620
Bharat Mediratta	11/1/2019(6)	—	—	—	—	1,053,108	18,861,164
Timothy Young	11/1/2019(6)	—	—	—	—	1,053,108	18,861,164
Yamini Rangan	3/8/2017(5)	—	—	—	—	8,332	149,226
	9/8/2017(5)	—	—	—	—	8,168	146,289
	2/22/2018(5)	—	—	—	—	19,648	351,896
	9/1/2018(5)	—	—	—	—	71,474	1,280,099
	4/1/2019(5)	—	—	—	—	108,699	1,946,799
(1)	The closing price of our Class A common stock on December 31, 2019 was $17.91.
(2)
This award represents RSAs granted to Mr. Houston pursuant to a stand-alone restricted stock award agreement. The shares underlying the RSAs are Class A common stock. RSAs vest over a period of up to ten years upon achievement of service-based, market-based, and liquidity event-related performance vesting conditions. See “Co-Founder Grants” below.

(3)
1/12th of the total number of shares of our Class B common stock underlying the RSUs vests in equal quarterly installments on the Quarterly Vesting Dates, subject to continued service through each such vesting date.

(4)
1/8th of the total number of shares of our Class A common stock underlying the RSUs vests on February 15, 2020, and an additional 1/16th of the total number of shares of our Class A common stock underlying the RSUs vests in equal quarterly installments on the Quarterly Vesting Dates thereafter, subject to continued service through each such vesting date.

(5)
1/16th of the total number of shares of our Class A common stock underlying the RSUs vests in equal quarterly installments on the Quarterly Vesting Dates, subject to continued service through each such vesting date.

(6)
1/4th of the shares of our Class A common stock underlying the RSAs vests on November 15th, 2020, and an additional 1/16th of the total number of shares of our Class A common stock underlying the RSAs vests in equal quarterly installments on the Quarterly Vesting Dates, subject to continued service through each such vesting date.

42    Dropbox, Inc. Proxy Statement and Notice of 2020 Annual Meeting of Stockholders

EXECUTIVE COMPENSATION (continued)

Co-Founder Grants
In December 2017, our board of directors approved a grant to our co-founders of RSAs with respect to 14.7 million shares of Class A common stock in the aggregate (the “Co-Founder Grants”) of which 10.3 million RSAs were granted to Mr. Houston, our co-founder, chief executive officer and chairman of the board of directors, and 4.4 million RSAs were granted to Mr. Ferdowsi, our co-founder and director. These Co-Founder Grants have service-based, market-based, and performance-based vesting conditions. These Co-Founder Grants have certain stockholder rights, such as the right to vote the shares immediately upon grant and prior to their vesting. The Co-Founder Grants are eligible to vest over the ten-year period following the closing of our initial public offering. The Co-Founder Grants comprise nine tranches that are eligible to vest based on the achievement of stock price goals (each, a “Stock Price Target”), measured over a consecutive thirty-day trading period during the Performance Period, as follows:
•
The Performance Period began on August 27, 2018, and ends on the earliest to occur of: (i) the date on which all shares subject to the Co-Founder Grants vest, (ii) the date the applicable co-founder ceases to satisfy the service-based vesting condition, and (iii) the tenth anniversary of the closing of our initial public offering.

•
During the first four years of the Performance Period, no more than 20% of the shares subject to each Co-Founder Grant are eligible to vest in any calendar year. After the first four years, all shares are eligible to vest based on the achievement of the Stock Price Targets.

In March 2020, Mr. Ferdowsi resigned as a member of the board and as an officer of the company. As a result, he ceased to satisfy the service-based vesting condition of his Co-Founder Grant as of March 19, 2020 (the “Expiration Date”). None of the 4.4 million RSAs subject to Mr. Ferdowsi’s Co-Founder Grant had vested prior to the Expiration Date. Accordingly, all were forfeited by Mr. Ferdowsi and reacquired by the Company as of that date.
Dropbox, Inc. Proxy Statement and Notice of 2020 Annual Meeting of Stockholders     43

EXECUTIVE COMPENSATION (continued)

Option Exercises and Stock Vested in 2019
The following table shows all stock awards vested, and value realized upon vesting, by our named executive officers during fiscal 2019. No named executive officer exercised stock options during fiscal 2019.
Name	Number of Shares Acquired on Vesting	Value Realized on Vesting ($)(1)
Andrew W. Houston	—	—
Ajay V. Vashee	218,002	4,597,755
Bharat Mediratta	—	—
Timothy Young	—	—
Yamini Rangan	114,472	2,391,140
(1)
The value realized upon vesting of RSUs is calculated by multiplying the number of shares vested by the closing price of Dropbox’s Class A common stock on the vest date (or, in the event the vest date occurs on a holiday or weekend, the closing price of Dropbox’s Class A common stock on the immediately preceding trading day).

Potential Payments on Termination or Change in Control
In order to recruit and maintain a stable and effective management team, the compensation committee believes it is appropriate and necessary to provide assurance of certain severance and change in control benefits approved by the compensation committee, in consultation with Compensia. We entered into change in control and severance agreements with each of our named executive officers that provide for the severance and change in control benefits described below. In April 2019, we entered into an amended and restated change in control and severance agreement with certain of our named executive officers that provides for the material amendments described below (the “April 2019 Amendment”).
Basic Severance
If a named executive officer’s employment is terminated by us other than for “cause,” death, or “disability” or they resign for “good reason” (as such terms are defined in their change in control and severance agreement), in either case, outside the Change in Control Period (as defined below), they will be eligible to receive the following payments and benefits:
•
a lump-sum payment equal to 50% of annual base salary as of immediately before their termination (or, if the termination is due to a resignation for good reason based on a material reduction in base salary, then as of immediately before such reduction);

•
if they elect to continue health insurance coverage for themselves and their eligible dependents under COBRA, our payment of the monthly premium for such COBRA continuation coverage for up to 6 months (or monthly taxable payments to him or her in lieu of our payment of such premiums);

•
in the case of Mr. Vashee, 25% accelerated vesting of all outstanding equity awards and, with respect to equity awards with performance-based vesting, unless otherwise specified in the award agreements governing such equity awards, all performance goals or other vesting criteria will be deemed achieved at 100% of target levels;

•	in the case of Messrs. Mediratta and Young, 3 months’ accelerated vesting of the unvested portion of outstanding time-based equity awards; and
•
in the case of Ms. Rangan, 6 months’ accelerated vesting of the unvested portion of outstanding time-based equity awards. This accelerated vesting provision was added by the April 2019 Amendment. Prior to the April 2019 Amendment, Ms. Rangan was not entitled to vesting acceleration benefits under a qualified termination outside the Change in Control Period.

The receipt of the payments and benefits above is conditioned on the named executive officer timely signing and not revoking a release of claims, returning all documents and property belonging to us, and resigning from all officer and director positions with us.
The following table describes the potential payments that would have been provided to each of our named executive officers in the event that they were involuntarily terminated by Dropbox without cause or resigned for good reason outside of a change of control context, assuming such termination occurred on December 31, 2019.
44    Dropbox, Inc. Proxy Statement and Notice of 2020 Annual Meeting of Stockholders

EXECUTIVE COMPENSATION (continued)

Name	Base Salary Component ($)	Cash Bonus Component	Value of Accelerated Equity Awards ($)(1)	Value of Benefits ($)	Total ($)
Andrew W. Houston	350,000	—	—	4,127	354,127
Ajay V. Vashee	275,000	—	1,462,343	7,618	1,744,961
Bharat Mediratta	250,000	—	—	12,864	262,864
Timothy Young	250,000	—	—	7,618	257,618
Yamini Rangan	275,000	—	726,859	12,864	1,014,723
(1)	Value based on a per share price of $17.91, which was the closing price as reported on December 31, 2019.
Change of Control Severance
If, within the three-month period before or after the 12-month period following a change in control (such period, the “Change in Control Period”), a named executive officer’s employment is terminated by us other than for cause, death, or disability or they resign for “good reason” (as defined in their change in control and severance agreement), they will be entitled to the following benefits:
•
a lump-sum payment equal to 100% of their annual base salary as of immediately before their termination (or if the termination is due to a resignation for good reason based on a material reduction in base salary, then as of immediately before such reduction) or, if such amount is greater, as of immediately before the change in control;

•	a lump-sum payment equal to 100% of their target annual bonus (for the year of their termination);
•
if they elect to continue health insurance coverage for themselves and their eligible dependents under COBRA, our payment of the monthly premium for such COBRA continuation coverage for up to 12 months (or monthly taxable payments to him or her in lieu of our payment of such premiums); and

•
100% accelerated vesting of all outstanding equity awards, and, with respect to equity awards with performance-based vesting, unless otherwise specified in the award agreements governing such equity awards, all performance goals or other vesting criteria will be deemed achieved at 100% of target levels.

The receipt of the payments and benefits above is conditioned on the named executive officer timely signing and not revoking a release of claims, returning all documents and property belonging to us, and resigning from all officer and director positions with us.
In addition, if any of the payments or benefits provided for under a change in control and severance agreement or otherwise payable to a named executive officer would constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code and could be subject to the related excise tax, the named executive officer would be entitled to receive either full payment of such payments and benefits or such lesser amount that would result in no portion of the payments and benefits being subject to the excise tax, whichever results in the greater amount of after-tax benefits to the named executive officer. The change in control and severance agreements do not require us to provide any tax gross-up payments to our named executive officers.
Dropbox, Inc. Proxy Statement and Notice of 2020 Annual Meeting of Stockholders     45

EXECUTIVE COMPENSATION (continued)

The following table describes the potential payments that would have been provided for each of our named executive officers upon termination of employment in connection with a change of control of Dropbox as described above, assuming such termination had occurred on December 31, 2019.
Name(1)	Base Salary Component ($)	Cash Bonus Component ($)	Value of Accelerated Equity Awards ($)(2)	280G Gross-up	Value of Benefits ($)	Total ($)
Andrew W. Houston	700,000	679,192	0(3)	—	8,255	1,376,447
Ajay V. Vashee	550,000	354,740	5,894,370	—	15,235	6,814,345
Bharat Mediratta	500,000	104,110	18,861,164	—	25,727	19,491,001
Timothy Young	500,000	116,438	18,861,164	—	15,235	19,492,837
Yamini Rangan	550,000	530,890	3,874,309	—	25,727	4,980,926
(1)
All of our named executive officers are subject to a better-after-tax provision whereby Dropbox would either pay such person (i) the full amount of their severance benefits or, alternatively (ii) an amount of certain severance benefits otherwise payable to them such that the severance benefits will not be subject to the tax imposed by Section 4999 of the Code, whichever produces the better after-tax result for such named executive officer.

(2)	Value based on a per share price of $17.91, which was the closing price as reported on December 31, 2019.
(3)
Excludes 10,333,333 shares of Class A common stock underlying RSAs subject to Mr. Houston’s Co-Founder Grant. In the event of an acquisition of Dropbox before the end of the performance period of the Co-Founder Grant, the grant is only eligible to vest into additional of shares if the per share deal price in the acquisition causes a stock price target that has not previously been achieved to be satisfied, in which case the tranche(s) of shares corresponding to such stock price target will vest. Additionally, if the acquisition price falls between a stock price target that has been achieved and one that has not, then a portion of that tranche of shares will vest based on a linear interpolation between each of these stock price targets. See “Co-Founder Grants” above for more information.

CEO Pay Ratio
In accordance with Item 402 of Regulation S-K under the Securities Act (“Item 402”), below is the ratio of the total compensation of the median employee of the company to the annual total compensation of the CEO (the “Pay Ratio Disclosure”).
In order to identify our median employee, we examined the total compensation in 2019 of all employees globally, including those employed on a full-time, part-time, seasonal or temporary basis by the company as of December 31, 2019, and then such compensation is converted into U.S. dollars. We did not annualize compensation for employees who were not employed for the entire 2019 fiscal year. We chose total compensation to use as our consistently applied compensation measure. Total compensation includes each employee’s base salary, bonuses, sales commissions paid and the grant date fair market value of equity awards granted during the 12-month period from January 1, 2019 through December 31, 2019.
Our CEO had annual total compensation for 2019, calculated using the requirements of Item 402 for purposes of the Pay Ratio Disclosure, of $1,385,192. The annual total compensation of the median employee of the company for 2019, calculated using the same requirements under Item 402 for purposes of the Pay Ratio Disclosure, which included base pay, incentive compensation, the grant date fair value of equity grants and the company’s matching contribution to that employee’s 401(k) plan, was $244,570. Accordingly, the ratio of the annual total compensation of the CEO to the annual total compensation of the median employee of the company was 6 to 1.
The Pay Ratio Disclosure presented above is a reasonable estimate calculated in a manner consistent with Item 402. Because the SEC’s final regulations for identifying the median employee, calculating annual total compensation and determining the pay ratio allow companies to use different methodologies, exemptions, estimates and assumptions, the company’s Pay Ratio Disclosure may not be comparable to that reported by other companies.
46    Dropbox, Inc. Proxy Statement and Notice of 2020 Annual Meeting of Stockholders

EQUITY COMPENSATION PLAN INFORMATION
The following table summarizes our equity compensation plan information as of December 31, 2019. Information is included for equity compensation plans approved by our stockholders. We do not have any equity compensation plans not approved by our stockholders. The table does not include information with respect to shares subject to outstanding awards assumed by Dropbox in connection with acquisitions of the companies that originally granted those awards. As of December 31, 2019, 783,799 shares of Class A common stock were issuable upon exercise of outstanding options assumed in connection with acquisitions. The weighted average exercise price of such outstanding options was $6.12 per share. No additional equity awards may be granted under any assumed arrangement.
Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants, and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants, and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in the First Column)
Equity compensation plans approved by security holders(1)	32,531,904(2)	$12.28(3)	45,819,699(4)
(1)
Includes our 2008 Equity Incentive Plan (“2008 Plan”), 2017 Equity Incentive Plan (“2017 Plan”) and 2018 Equity Incentive Plan (“2018 Plan”). Our 2008 Plan was terminated effective March 7, 2017 and our 2017 Plan was terminated effective March 20, 2018.

(2)	Includes 32,531,904 shares subject to options and RSUs outstanding as of December 31, 2019 that were issued under the 2008 Plan, 2017 Plan, and 2018 Plan.
(3)	RSUs, which do not have an exercise price, are excluded in the calculation of weighted-average exercise price.
(4)	As of December 31, 2019, an aggregate of 78,351,603 shares of Class A common stock were available for issuance under our 2018 Plan.
Dropbox, Inc. Proxy Statement and Notice of 2020 Annual Meeting of Stockholders     47

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth certain information with respect to the beneficial ownership of our common stock as of March 13, 2020 for:
•	each of our directors;
•	each of our named executive officers;
•	all of our current directors and executive officers as a group; and
•	each person or group known by us to be the beneficial owner of more than 5% of our Class A or Class B common stock.
We have determined beneficial ownership in accordance with the rules of the SEC, and thus it represents sole or shared voting or investment power with respect to our securities. Unless otherwise indicated below, to our knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all shares that they beneficially owned, subject to community property laws where applicable.
We have based our calculation of the percentage of beneficial ownership on 282,482,844 shares of our Class A common stock, 151,462,020 shares of our Class B common stock, and no shares of our Class C common stock outstanding as of March 13, 2020. We have deemed shares of our common stock subject to stock options that are currently exercisable or exercisable within 60 days of March 13, 2020 or issuable pursuant to RSUs which are subject to vesting and settlement conditions expected to occur within 60 days of March 13, 2020, to be outstanding and to be beneficially owned by the person holding the stock option or RSU for the purpose of computing the percentage ownership of that person. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person.
Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o Dropbox, Inc., 1800 Owens Street San Francisco, California 94158. The information provided in the table is based on our records, information filed with the SEC and information provided to us, except where otherwise noted.
	Amount and nature of beneficial ownership				% of total voting power#
Name of beneficial owner	Class A Common shares	%	Class B Common shares†	%
Named executive officers and directors:
Andrew W. Houston(1)	11,550,061	4.1%	82,497,337	54.5%	46.6%
Arash Ferdowsi(2)	4,423,900	1.6%	31,487,385	20.8%	17.8%
Bharat Mediratta	1,053,108	*	—	—	*
Timothy Young	1,053,108	*	—	—	*
Yamini Rangan	62,687	*	—	—	*
Ajay V. Vashee	97,499	*	298,115	*	*
Donald W. Blair	53,333	*	—	—	*
Lisa Campbell	—	*	—	—	*
Paul E. Jacobs(3)	245,650	*	—	—	*
Robert J. Mylod, Jr.(4)	177,011	*	—	—	*
Karen Peacock	—	*	—	—	*
Condoleezza Rice	43,109	*	—	—	*
R. Bryan Schreier(5)	551,895	*	—	—	*
Margaret C. Whitman(6)	53,333	*	34,901	*	*
All current executive officers and directors as a group (14 persons)	19,364,694(7)	6.9%	114,317,738(8)	75.5%	64.7%
48    Dropbox, Inc. Proxy Statement and Notice of 2020 Annual Meeting of Stockholders

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
	Amount and nature of beneficial ownership				% of total voting power#
Name of beneficial owner	Class A Common shares	%	Class B Common shares†	%
Greater than 5% stockholders
Entities affiliated with The Vanguard Group	20,557,933	7.3%	—	—	1.1%
Entities affiliated with Renaissance Technologies LLC	17,326,092	6.1%	—	—	1.0%
Entities affiliated with Sequoia Capital(9)	—	—	34,868,576	23.0%	19.4%
†
The Class B common stock is convertible at any time by the holder into shares of Class A common stock on a share-for-share basis, such that each holder of Class B common stock beneficially owns an equivalent number of Class A common stock.

#
Percentage total voting power represents voting power with respect to all shares of our Class A common stock and Class B common stock, as a single class. Each holder of Class B common stock shall be entitled to ten votes per share of Class B common stock and each holder of Class A common stock shall be entitled to one vote per share of Class A common stock on all matters submitted to our stockholders for a vote. The Class A common stock and Class B common stock vote together as a single class on all matters submitted to a vote of our stockholders, except as may otherwise be required by law.

*	Represents beneficial ownership of less than one percent (1%) of the outstanding shares of our common stock.
(1)
Consists of (i) 716,728 shares of Class A common stock and 7,893,764 shares of Class B common stock held by the Houston Remainder Trust dated 12/30/2010, for which Mr. Houston serves as trustee, (ii) 500,000 shares of Class A common stock and 73,103,073 shares of Class B common stock held by the Andrew W. Houston Revocable Trust dated 9/7/2011, for which Mr. Houston serves as trustee, (iii) 500,500 shares of Class B common stock held by the Houston 2012 Irrevocable Children’s Trust dated 4/12/2012, for which Mr. Houston serves as trustee, (iv) 10,333,333 shares of Class A common stock underlying RSAs subject to Mr. Houston’s Co-Founder Grant, and (v) 1,000,000 shares of Class B common stock subject to certain proxy agreements, in which Mr. Houston has voting power over the shares.

(2)
Consists of (i) 2,900,802 shares of Class B common stock held by the Arash Ferdowsi Remainder Trust dated 3/21/2011, for which Mr. Ferdowsi serves as trustee, (ii) 23,900 shares of Class A common stock and 28,586,583 shares of Class B common stock held by the Arash Ferdowsi Revocable Trust dated 4/20/2012, for which Mr. Ferdowsi serves as trustee, and (iii) 4,400,000 shares of Class A common stock underlying RSAs subject to Mr. Ferdowsi’s Co-Founder Grant. Effective March 19, 2020 (the “Expiration Date”), Mr. Ferdowsi resigned as a member of the board and as an officer of the company. As a result, he ceased to satisfy the service-based vesting condition of his Co-Founder Grant as of that date. None of the 4,400,000 shares of Class A common stock underlying the RSAs subject to Mr. Ferdowsi’s Co-Founder Grant had vested prior to the Expiration Date. Accordingly, all were forfeited by Mr. Ferdowsi and reacquired by the Company as of that date. See “Co-Founder Grants” above.

(3)
Consists of (i) 178,031 shares of Class A common stock held by the Paul E. Jacobs Trust dated November 7, 2014, for which Mr. Jacobs serves as trustee, (ii) and 67,619 shares of Class A common stock held by Mr. Jacobs.

(4)
Consists of (i) 122,698 shares of Class A common stock held by Annox Capital, LLC, or Annox, and (ii) 54,313 shares of Class A common stock held by Mr. Mylod. Mr. Mylod, one of our directors, is the managing member of Annox and has sole voting and investment control over the shares held by Annox.

(5)
Consists of (i) 537,609 shares of Class A common stock held by family trust, (ii) and 14,286 shares of Class A common stock held by Mr. Schreier. Excludes shares listed in footnote 9 below, which are held by entities affiliated with Sequoia Capital. Mr. Schreier, one of our directors, is a non-managing member of SC XII LLC.

(6)
Consists of (i) 34,901 shares of Class B common stock held by held by Sweetwater Trust UAD 10/15/1999, for which Ms. Whitman and her spouse serve as trustees, and (ii) 53,333 shares of Class A common stock held by Ms. Whitman.

(7)	Consists of 19,364,694 shares of Class A common stock beneficially owned by our executive officers and directors.
(8)	Consists of 114,317,738 shares of Class B common stock beneficially owned by our executive officers and directors.
(9)
Consists of (i) 30,471,658 shares of Class B common stock held by Sequoia Capital XII, L.P., or SC XII, (ii) 3,256,722 shares of Class B common stock held by Sequoia Capital XII Principals Fund, LLC, or SC XII PF, (iii) and 1,140,196 shares of Class B common stock held by Sequoia Technology Partners XII, L.P., or STP XII. SC XII Management, LLC, or SC XII LLC, is the general partner of each of SC XII and STP XII, and the managing member of SC XII PF. As a result, and by virtue of the relationships described in this footnote, SC XII LLC may be deemed to share beneficial ownership of the shares held by SC XII, SC XII PF, and STP XII. The address for these entities is 2800 Sand Hill Road #101, Menlo Park, California 94025.

Dropbox, Inc. Proxy Statement and Notice of 2020 Annual Meeting of Stockholders    49

CERTAIN RELATIONSHIPS, RELATED PARTY AND OTHER TRANSACTIONS
Since the beginning of our last fiscal year we have not engaged in any transactions that would require disclosure under Item 404(a) of Regulation S-K, and are not aware of any such transactions currently proposed.
Policies and Procedures for Related Person Transactions
Our audit committee has the primary responsibility for reviewing and approving or disapproving “related party transactions,” which are transactions between us and related persons in which the aggregate amount involved exceeds or may be expected to exceed $120,000 and in which a related person has or will have a direct or indirect material interest. Our policy regarding transactions between us and related persons provides that a related person is defined as a director, executive officer, nominee for director, or greater than 5% beneficial owner of our common stock, in each case since the beginning of the most recently completed year, and any of their immediate family members. Our audit committee charter provides that our audit committee shall review and approve or disapprove any related party transactions.
Under this policy, all related person transactions may be consummated or continued only if approved or ratified by our audit committee. In determining whether to approve or ratify any such proposal, our audit committee will take into account, among other factors it deems appropriate, (i) whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party and (ii) the extent of the related person’s interest in the transaction. The policy grants standing pre-approval of certain transactions, including (i) executive compensation governed by our standard compensation and benefits policies, (ii) director compensation arrangements governed by our standard director compensation policies, (iii) transactions with another company at which a related person’s only relationship is as an employee, other than an executive officer or director, or beneficial owner of less than 10% equity interest of that company, if the aggregate amount involved does not exceed the greater of $200,000 or 2% of the recipient’s consolidated gross revenues, (iv) charitable contributions, grants or endowments by us to a charitable organization, foundation or university where the related person’s only relationship is as an employee, other than an executive officer or director, if the aggregate amount involved does not exceed the lesser of $1,000,000 or 2% of the charitable organization’s total annual receipts, (v) any transaction available to all U.S. employees generally, and (vi) transactions where a related person’s interest arises solely from the ownership of our common stock and all holders of our common stock received the same benefit on a pro rata basis.
50    Dropbox, Inc. Proxy Statement and Notice of 2020 Annual Meeting of Stockholders

OTHER MATTERS
Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Exchange Act requires that our executive officers and directors, and persons who own more than 10% of our common stock, file reports of ownership and changes of ownership with the SEC. Such directors, executive officers and 10% stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.
SEC regulations require us to identify in this proxy statement anyone who filed a required report late during the most recent fiscal year. Based solely on our review of copies of such forms that we have received, or written representations from reporting persons, we believe that during the fiscal year ended December 31, 2019, all executive officers, directors and greater than 10% stockholders complied with all applicable SEC filing requirements, with the exceptions noted below:
•	Due to an administrative error, a late Form 4 report was filed for Quentin Clark on February 28, 2019 to report a sale of 16,666 shares of our Class A common stock on February 25, 2019.
•	Due to an administrative error, a late Form 4 report was filed for Ajay Vashee on February 28, 2019 to report a sale of 13,731 shares of our Class A common stock on February 25, 2019.
Fiscal Year 2019 Annual Report and SEC Filings
Our financial statements for our fiscal year ended December 31, 2019 are included in our Annual Report on Form 10-K, which we will make available to stockholders at the same time as this proxy statement. This proxy statement and our annual report are posted on our website at investors.dropbox.com and are available from the SEC on its website at www.sec.gov. You may also obtain a copy of our annual report without charge by sending a written request to Dropbox, Inc., Attention: Corporate Secretary, 1800 Owens Street, San Francisco, California 94158.
* * *
The board of directors does not know of any other matters to be presented at the Annual Meeting. If any additional matters are properly presented at the Annual Meeting, the persons named in the enclosed proxy card will have discretion to vote the shares of our common stock they represent in accordance with their own judgment on such matters.
It is important that your shares of our common stock be represented at the Annual Meeting, regardless of the number of shares that you hold. You are, therefore, urged to vote by telephone or by using the Internet as instructed on the enclosed proxy card or execute and return, at your earliest convenience, the enclosed proxy card in the envelope that has also been provided.
THE BOARD OF DIRECTORS

San Francisco, California
April 7, 2020
Dropbox, Inc. Proxy Statement and Notice of 2020 Annual Meeting of Stockholders    51

APPENDIX A
Reconciliation of GAAP financial measures to non-GAAP financial measures
This proxy statement contains information regarding three non-GAAP financial measures: non-GAAP gross margin, non-GAAP operating margin, and free cash flow, each of which are not calculated in accordance with GAAP. Non-GAAP gross margin is calculated as our non-GAAP gross profit divided by revenue and non-GAAP operating margin is calculated as our non-GAAP income (loss) from operations divided by revenue. Non-GAAP gross profit and non-GAAP income (loss) from operations each differ from GAAP in that they exclude stock-based compensation expense, amortization of acquired intangible assets, other acquisition-related expenses, which include third-party diligence costs and compensation expense for key acquired personnel, and employer payroll tax expense relating to the release of two-tier RSUs in connection with our initial public offering during the six months ended June 30, 2018. Free cash flow differs from GAAP net cash provided by operating activities in that it treats capital expenditures as a reduction to net cash provided by operating activities.
We believe that these non-GAAP financial measures are appropriate to enhance an overall understanding of our fiscal 2019 performance in relation to the principal elements of Dropbox’s annual executive compensation program considered by the compensation committee, as described in the “Compensation Discussion and Analysis” section of this proxy statement.
The use of non-GAAP gross margin, non-GAAP operating margin, and free cash flow has certain limitations as they do not reflect all items of income, expense, and cash expenditures, as applicable, that affect Dropbox’s operations. Dropbox compensates for these limitations by reconciling the non-GAAP financial measures to the most comparable GAAP financial measures. These non-GAAP financial measures should be considered in addition to, not as a substitute for or in isolation from, measures prepared in accordance with GAAP. Further, these non-GAAP measures may differ from the non-GAAP information used by other companies, including peer companies, and therefore comparability may be limited. Management encourages stockholders and others to review Dropbox’s financial information in its entirety and not rely on a single financial measure.
Stockholders should review the reconciliation of non-GAAP gross margin, non-GAAP operating margin and free cash flow to their most directly comparable GAAP financial measures, as provided in the following tables (in millions, except for percentages, which may not foot due to rounding):
Non-GAAP gross margin
	Twelve Months Ended December 31,
	2019	2018
GAAP gross profit	$1,250.3	$997.0
GAAP gross margin	75.3%	71.6%
Less:
Stock-based compensation	(15.8)	(47.0)
Acquisition-related and other expenses	—	—
Intangibles amortization	(3.4)	—
Employer payroll related to the release of two-tier RSUs	—	(1.1)
Non-GAAP gross profit	1,269.5	1,045.1
Non-GAAP gross margin	76.4%	75.1%
    A-1

APPENDIX A (continued)

Non-GAAP operating margin
	Twelve Months Ended December 31,
	2019	2018
GAAP income (loss) from operations	$(80.5)	$(494.0)
GAAP operating margin	(4.8)%	(35.5)%
Less:
Stock-based compensation	(261.2)	(650.1)
Acquisition-related and other expenses	(15.9)	—
Intangibles amortization	(8.4)	—
Employer payroll related to the release of two-tier RSUs	—	(13.9)
Non-GAAP income (loss) from operations	205.0	(170.0)
Non-GAAP operating margin	12.3%	12.2%
Free cash flow
	Twelve Months Ended December 31,
	2019	2018
Net cash provided by operating activities	$528.5	$425.4
Less:
Capital expenditures	136.1	63.0
Free cash flow	392.4	362.4
A-2

DROPBOX, INC.
1800 OWENS ST.
SAN FRANCISCO, CA 94158

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com**

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on May 20, 2020 for shares held directly and by 11:59 p.m. Eastern Time on May 18, 2020 for shares held in a Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/DBX2020**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time on May 20, 2020 for shares held directly and by 11:59 p.m. Eastern Time on May 18, 2020 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D10018-P33142

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DROPBOX, INC.

The Board of Directors recommends you vote FOR each of the following nominees:

Nominees:

01) Andrew W. Houston	05) Robert J. Mylod, Jr.
02) Donald W. Blair	06) Karen Peacock
03) Lisa Campbell	07) Condoleezza Rice
04) Paul E. Jacobs	08) R. Bryan Schreier

For All	Withhold All	For All Except
☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

The Board of Directors recommends you vote FOR proposals 2 and 3.

NOTE: The proxy holders will vote, in their discretion on any other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and 10-K Wrap are available at www.proxyvote.com.

D10019-P33142

DROPBOX, INC. CLASS A COMMON STOCK AND CLASS B COMMON STOCK
Annual Meeting of Stockholders
May 21, 2020 9:00 AM, PDT
This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Andrew W. Houston and Ajay V. Vashee, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Class A Common Stock and Class B Common Stock of DROPBOX, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 9:00 AM, PDT on May 21, 2020, via the internet at www.virtualshareholdermeeting.com/DBX2020, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side